EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

OMNICARE, INC.,

SUNSCRIPT PHARMACY CORPORATION,

ADVANTAGE HEALTH SERVICES, INC.,

HOMED CONVALESCENT EQUIPMENT, INC.,

SUNSCRIPT MEDICAL SERVICES, INC.

and

FIRST CLASS PHARMACY, INC.

Dated as of June 15, 2003

ii

iii

ASSET PURCHASE AGREEMENT

   This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 15, 2003 by and among Omnicare, Inc., a Delaware corporation ("Purchaser"), SunScript Pharmacy Corporation, a New Mexico corporation ("SunScript Pharmacy"), First Class Pharmacy, Inc., a California corporation ("First Class Pharmacy"), Advantage Health Services, Inc., a Florida corporation ("Advantage Health"), HoMed Convalescent Equipment, Inc., a New Jersey corporation ("HoMed"), and SunScript Medical Services, Inc., a Florida corporation ("SunScript Medical" and, together with SunScript Pharmacy, First Class Pharmacy, Advantage Health and Homed, the "Sellers"), and joined in to the extent set forth in the joinder below by Sun Healthcare Group, Inc., a Delaware corporation ("SHG").

RECITALS:

   WHEREAS, the Sellers are engaged in the business of providing and distributing (a) pharmaceutical products and related supplies, including, without limitation, prescription and non-prescription drugs, infusion products and medical supplies, (b) consultant pharmacist services, (c) specialty pharmacy services, including, without limitation, diabetes therapy and respiratory therapy drugs and supplies and (d) home oxygen therapy and home infusion therapy (but specifically excluding (i) the business operated by (A) SunPlus Home Health Services, Inc., a California corporation and (B) Americare Health Services Corp., a Delaware corporation) and (ii) any pharmacies operated within acute care or rehabilitation hospitals operated by Affiliates of Sellers provided that such pharmacies do not provide LTC Pharmacy Services (collectively, the "Business");

   WHEREAS, the Sellers desire to sell to Purchaser and Purchaser desires to purchase, all of the rights, properties and assets relating to the Business; and

   WHEREAS, Purchaser desires to assume from the Sellers, and the Sellers desire to transfer to Purchaser, certain liabilities and obligations relating to the Business.

   NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

   Section 1.1   Definitions. Unless the context otherwise requires or as otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A hereto.

ARTICLE II

PURCHASE OF ASSETS

   Section 2.1   Purchase and Sale of Transferred Assets. On the terms and subject to the conditions set forth herein, at the Closing as described in Article V hereof, the Sellers shall sell, transfer, convey, assign and deliver to Purchaser (or such direct or indirect subsidiaries of Purchaser as Purchaser may lawfully designate), and Purchaser shall purchase and acquire from the Sellers, good and valid title to and all rights and interests in and to all of the rights, properties and assets that are owned, controlled, leased or licensed by any of the Sellers used or held for use by any of the Sellers in, necessary for and otherwise directly relating to the Business, other than the Excluded Assets (collectively, the "Transferred Assets"), free and clear of all Liens, except Permitted Liens, including, without limitation, all rights, title and interest of the Sellers in and to the following:

   (a)   All assets reflected on the pro forma balance sheet of the Business dated April 30, 2003 (the "Pro Forma Balance Sheet") set forth in Section 2.1(a) of the Disclosure Schedule, other than those assets disposed of after the date of the Pro Forma Balance Sheet and on or prior to the Closing in the ordinary course of business consistent with past practice.

   (b)   All assets used or held for use by any of the Sellers in or necessary for the Business acquired in the ordinary course of business consistent with past practice after April 30, 2003 and on or prior to the Closing.

   (c)   All Contracts used or held for use by any of the Sellers in, necessary for or otherwise directly relating to the Business, including, without limitation, all Contracts covering the provision of services to the LTC Affiliates (including the Individual Facility Pharmacy Services Agreements) and all Contracts with nursing facilities, assisted living facilities, group homes, correctional facilities, mental health facilities, hospitals, other facilities and home healthcare companies and insurers, managed care organizations and other payor organizations.

   (d)   All rights under Contracts relating to the Business to the extent that such rights relate to non-competition with the Sellers, confidentiality owed to the Sellers or non-solicitation enforceable by the Sellers against a third party.

   (e)   All inventory, accounts receivable, other current assets, pre-paid items and plant, security deposits, property and equipment used or held for use by any of the Sellers in, necessary for or otherwise directly relating to the Business.

   (f)   All general intangibles and intangible property, including, without limitation, Seller Software, Trade Secrets and Proprietary Rights, used or held for use by any of the Sellers in or necessary for the Business, including, without limitation, all of the Sellers' rights and goodwill included therein.

   (g)   All Permits, except to the extent that the transfer thereof would violate, or would not be permitted or effective under, applicable Laws.

   (h)   All patient medical records used or held for use in, necessary for or otherwise directly relating to the Business.

   (i)   All books and records used or held for use by any of the Sellers in, necessary for or otherwise directly relating to the Business.

   (j)   Any and all existing and assignable manufacturer or vendor warranties, service life policies, customer support agreements and similar items directly related to the Business (or to the extent such items are not assignable, subrogation rights to such items).

   The Contracts included in the Transferred Assets, including, without limitation, those listed above, are hereinafter collectively referred to as the "Assumed Contracts."

   Section 2.2   Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the rights, properties and assets identified in Section 2.2 of the Disclosure Schedule (collectively, the "Excluded Assets") will not be included in the Transferred Assets.

ARTICLE III

ASSUMPTION OF LIABILITIES

   Section 3.1   Assumed Liabilities. At the Closing, Purchaser will assume and undertake to perform the liabilities and obligations of the Sellers relating directly to the Business other than liabilities and obligations relating to Taxes (a) reflected on the Pro Forma Balance Sheet or incurred in the ordinary course of business consistent with past practice after April 30, 2003 and on or prior to the Closing (other than the Lease Obligations (as defined below)) (b) arising under the Assumed Contracts after the Closing (c) to the extent arising out of the operation or conduct of the Business by Purchaser after the Closing and (d) included in the Reimbursement Obligation (collectively, the "Assumed Liabilities").

   Section 3.2   Retained Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Purchaser does not assume or agree to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation, indebtedness or Taxes (except as set forth in Section 4.6) of any Seller or of any other Person (whether primary or secondary, direct or indirect, known or unknown, absolute or contingent, or otherwise) other than the Assumed Liabilities, including, without limitation, (a) any liabilities with respect or otherwise relating to any employees or other service providers of any of the Sellers or relating to the Business (other than the Reimbursement Obligation), (b) any liabilities with respect to any Benefit Plans or any collective bargaining agreement of any of the Sellers or their respective Affiliates, (c) any obligations to cure defaults existing as of the Closing Date under any of the Assumed Contracts or otherwise, (d) liabilities and obligations arising under and relating to the real property leases listed in Section 3.2 of the Disclosure Schedule (the "Lease Obligations") or (e) any liabilities in tort or contract or under Law to the extent arising out of or in connection with the Transferred Assets or the Assumed Liabilities on or prior to the Closing Date (such liabilities and obligations retained by the Sellers, including, without limitation, all liabilities and obligations with respect to the Excluded Assets, being referred to herein as the "Retained Liabilities"). It is specifically agreed that the Sellers shall remain liable for all the Retained Liabilities.

ARTICLE IV

PURCHASE PRICE

   Section 4.1   Purchase Price. In consideration of the conveyance to Purchaser of all of the Sellers' right, title and interest in and to the Transferred Assets and the other rights granted to Purchaser hereunder, and subject to the terms and conditions hereof, Purchaser shall at the Closing (a) assume the Assumed Liabilities and (b) pay to the Sellers or, at the written request of all of the Sellers, to the Seller Senior Lenders on behalf of and for the account of the Sellers an aggregate of $75.0 million, in immediately available funds, less applicable withholding Taxes, if any; provided that if the Closing Date does not occur on or before August 15, 2003 (the "Closing Deadline") and (x) all of the conditions to Closing set forth in Sections 5.3 and 5.5 are satisfied and (y) either all of the conditions set forth in Section 5.4 are satisfied or Purchaser has indicated to the Sellers, in writing, that it is willing and able to close then such payment shall be permanently reduced by $900,000, representing one percent (1%) of the aggregate Purchase Price (the "Purchase Price Reduction"), at 5:00 p.m., New York City time, on each Saturday after the Closing Deadline, commencing on August 16, 2003, until the Closing occurs (the amount actually due and payable being the "Closing Date Payment"), which amount shall be subject to adjustment after the Closing Date as described in Section 4.4 hereof. In addition, as described in Section 4.3 hereof, Purchaser shall pay the Sellers an aggregate amount up to $15.0 million (the "Maximum Post Closing Payment") or such lesser amount payable pursuant to the terms of this Agreement, less applicable withholding Taxes, if any (as so adjusted, the "Post-Closing Payment" and, together with the Closing Date Payment, the "Purchase Price").

   Section 4.2   Post-Closing Adjustment.

   (a)   If a Bankruptcy Case shall be initiated with respect to any of the Sellers and the Sellers shall assume or reject all of the then existing Facility Contracts for Retained Seller Facilities prior to the second anniversary of the Closing Date (the "Second Anniversary Date") then as promptly as practicable following the date that the Sellers shall assume or reject all of the then existing Facility Contracts for Retained Seller Facilities (the "Bankruptcy Calculation Date"), but in no event more than sixty (60) calendar days thereafter, Purchaser shall prepare and deliver to SunScript Pharmacy a statement (the "Bankruptcy Statement") setting forth the aggregate amount, as of the Bankruptcy Calculation Date, of the (i) Bankruptcy Reductions plus (ii) Facility Change-in-Control Reductions plus (iii) Contract Non-Performance Reductions minus (iv) the Adjustment Credits, in each case, if any (collectively, the "Bankruptcy Adjustment").

   (b)   As promptly as practicable following the Second Anniversary Date, but in no event more than sixty (60) calendar days following the Second Anniversary Date, Purchaser shall prepare and deliver to SunScript Pharmacy a statement (the "Second Anniversary Statement") setting forth the aggregate amount, as of the Second Anniversary Date, of the (i) Bankruptcy Reductions plus (ii) Facility Change-in-Control Reductions plus (iii) Contract Non-Performance Reductions minus (iv) the Adjustment Credits, in each case, if any, that have arisen since, and did not exist as of, the Bankruptcy Calculation Date (collectively, the "Second Anniversary Adjustment").

   (c)   For purposes of the calculation of the Bankruptcy Adjustment and the Second Anniversary Adjustment, if a Bankruptcy Reduction shall apply to a Facility Contract and a Facility Change-in-Control Reduction shall also apply to the Retained Seller Facility to which such Facility Contract relates, then only the first of such Reductions to occur shall be included in the calculation of the Bankruptcy Adjustment or the Second Anniversary Adjustment, as the case may be. The parties acknowledge and agree that the aggregate Facility Change-in-Control Reductions shall constitute liquidated damages for any breach of the representation and warranty made by the Sellers in the third sentence of Section 6.28 hereto. The parties further acknowledge and agree that the damages which will be suffered by Purchaser as a consequence of any such breach will be difficult if not impossible to calculate and that each Facility Change-in-Control Reduction constitutes the parties' mutual reasonable estimate of the actual damages to be suffered by Purchaser as a consequence of any such breach, and is not a penalty.

   (d)   Unless within thirty (30) calendar days after its receipt of the Bankruptcy Statement or the Second Anniversary Statement, as the case may be, SunScript Pharmacy shall deliver to Purchaser a reasonably detailed written objection to the Bankruptcy Adjustment or the Second Anniversary Adjustment, as the case may be, including, without limitation, a description of the bases of such objection, the Bankruptcy Adjustment or the Second Anniversary Adjustment set forth in the Bankruptcy Statement or the Second Anniversary Statement, respectively, shall be final and binding on the parties. If SunScript Pharmacy shall deliver an objection, Purchaser and SunScript Pharmacy shall, and each other Seller shall cause SunScript Pharmacy to, use reasonable efforts to resolve any disputes.

   (e)   In connection with Purchaser's preparation of the Bankruptcy Statement and the Second Anniversary Statement, the Sellers shall deliver to Purchaser a certificate, executed on behalf of each Seller by an authorized executive officer thereof, which identifies each Person and pharmacy contract which the Sellers believe satisfies the criteria for a Qualifying Successor Operator and Qualifying Pharmacy Contract, and which certifies that such criteria are satisfied. Such certificate shall be delivered within ten (10) calendar days after each of the Bankruptcy Calculation Date and the Second Anniversary Date.

   Section 4.3   Post-Closing Payment.

   (a)   Within ten (10) Business Days of the final determination of the Bankruptcy Adjustment, in accordance with Section 4.2(d) hereof, Purchaser shall pay to SunScript Pharmacy the (i) Maximum Post-Closing Payment less (A) the Bankruptcy Adjustment and (B) any reductions thereof pursuant to Section 10.6 hereof, multiplied by (ii) 66.7% (the "Post-Bankruptcy Payment").

   (b)   Within ten (10) Business Days of the final determination of the Second Anniversary Adjustment, in accordance with Section 4.2(d) hereof, Purchaser shall pay to SunScript Pharmacy the Maximum Post-Closing Payment less (i) the Post-Bankruptcy Payment, if any, (ii) the Bankruptcy Adjustment, if any (iii) the Second Anniversary Adjustment and (iv) any reductions thereof pursuant to Section 10.6 hereof, excluding any such reductions already included in the calculation of the Bankruptcy Adjustment, if any (the "Second Anniversary Payment").

   (c)   To the extent that any claim delivered by an Indemnified Party pursuant to Section 10.3 hereof shall be unresolved as of a payment date specified in clause (a) or (b) of this Section 4.3, Purchaser may further deduct from the Post-Bankruptcy Payment or the Second Anniversary Payment, as the case may be, any amounts claimed pursuant to Section 10.3 hereof in connection with such claim. Within ten (10) Business Days following the determination by a court of competent jurisdiction of the amount owed by the Sellers to any Indemnified Party in connection with such claim, Purchaser shall remit to the Sellers the remaining portion of the Post-Bankruptcy Payment or the Second Anniversary Payment, as the case may be, less any reductions thereof in connection with such claim pursuant to Section 10.6 hereof.

   (d)The parties shall treat a portion of any payment under Section 4.3 as imputed interest, as determined pursuant to the principles of Section 483 or Section 1274 of the Code.

   Section 4.4   Net Asset Adjustment.

   (a)   If the Closing Date Net Assets (as defined below) are less than the total assets minus the total liabilities set forth on the Pro Forma Balance Sheet, the Sellers shall pay the difference to Purchaser (the "Purchaser Reimbursement"). If the Closing Date Net Assets are greater than the total assets less the total liabilities set forth on the Pro Forma Balance Sheet, Purchaser shall pay the difference to the Sellers, or, at the written request of all of the Sellers, to the Seller Senior Lenders on behalf of and for the account of the Sellers. Any payment under this Section 4.4(a) shall be made in immediately available funds within five (5) Business Days of the date the Closing Date Net Assets are finally determined pursuant to this Section 4.4.

   (b)   As promptly as practicable following the Closing Date, but in no event more than ninety (90) calendar days following the Closing Date, Purchaser shall prepare and deliver to SunScript Pharmacy a balance sheet setting forth the Transferred Assets and the Assumed Liabilities as of and including the Closing Date, in accordance with clause (f) below.

   (c)   Unless within thirty (30) calendar days after its receipt of the balance sheet referred to in clause (b) above, SunScript Pharmacy shall deliver to Purchaser a reasonably detailed statement describing its objections to such balance sheet, the amounts determined in accordance with clause (b) shall be final and binding.

   (d)   If SunScript Pharmacy shall deliver the statement referred to in clause (c) above, Purchaser and each of the Sellers shall use reasonable efforts to resolve any disputes, but if a final resolution is not reached within twenty (20) calendar days after SunScript Pharmacy has submitted its objections, any remaining disputes shall be resolved by Deloitte & Touche LLP (the "Reviewing Accountants"). The Reviewing Accountants shall be instructed to resolve any matters in dispute as promptly as practicable. The determination of the Reviewing Accountants will be final and binding.

   (e)   Purchaser, on the one hand, and the Sellers, on the other hand, shall each pay its own costs and expenses incurred in connection with the dispute resolution described in clause (d) above; provided that, Purchaser, on the one hand, and the Sellers, on the other hand, shall each pay one-half of the fees and expenses of the Reviewing Accountants. The Sellers and Purchaser shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this Section 4.4, including by furnishing such information and access to books, records (including, without limitation, accountants work papers), personnel and properties as may be reasonably requested.

   (f)   The "Closing Date Net Assets" will be equal to the total assets less the total liabilities set forth on the balance sheet finally determined in accordance with this Section 4.4 (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied on a basis otherwise consistent with the accounting principles used in preparation of the Pro Forma Balance Sheet (including the notes thereto).

   (g)   At the option of Purchaser, any payment due to, or right of setoff or recoupment of, Purchaser in accordance with this Section 4.4, or any portion thereof, may be deducted from the Post-Bankruptcy Payment, if any, or the Second Anniversary Payment in satisfaction of such payment obligation or portion thereof; provided that each of the Sellers acknowledge and agree that its obligations to Purchaser under this Section 4.4 are not limited to the amount of the Post-Closing Payment.

   Section 4.5   Allocation of Consideration.

   (a)   At least seven (7) calendar days prior to the Closing Date, Purchaser shall provide SunScript Pharmacy with a good faith estimate of the allocation of the total consideration (including the Assumed Liabilities) among the Transferred Assets, the non-competition provision described in Section 8.10 hereof and the non-solicitation provision described in Section 8.17 hereof.

   (b)   Without regard to the estimate determined pursuant to clause (a) above, within sixty (60) calendar days following the Closing, Purchaser shall provide SunScript Pharmacy a proposed allocation (the "Allocation") of the total consideration (including the Assumed Liabilities) among the Transferred Assets, the non-competition provision described in Section 8.10 hereof and the non-solicitation provision described in Section 8.17 hereof. The Allocation Statement shall become final and binding twenty (20) calendar days after Purchaser provides the Allocation to SunScript Pharmacy, unless SunScript Pharmacy objects in writing (in which case, SunScript Pharmacy shall propose an allocation). If the parties cannot agree on the Allocation, the parties shall use commercially reasonable efforts to resolve any disputes, but if a final resolution is not reached within twenty (20) calendar days after SunScript Pharmacy has submitted its objection in writing, any remaining dispute shall be resolved by the Reviewing Accountants. The Reviewing Accountants shall be instructed to resolve any matters in dispute as promptly as practicable. The determination of the Reviewing Accountants will be final and binding. Purchaser and the Sellers shall each pay their own costs and expenses incurred in connection with such dispute resolution; provided that Purchaser, on the one hand, and the Sellers, on the other hand, shall each pay one-half of the fees and expenses of the Reviewing Accountants. Purchaser and SunScript Pharmacy will revise the allocation as necessary due to any payments made under Section 4.3 or Section 4.4 or under Article X hereof.

   (c)   Each Seller (and its respective Affiliates) and Purchaser (and its Affiliates) agree to file all Tax Returns consistent with the Allocation Statement as finalized hereunder.

   Section 4.6   Prorations. After the Closing, any ad valorem, use, real and personal property and similar Taxes, installments or special assessments arising from, or relating to, the Transferred Assets or the conduct of the Business, which relate to periods both before and after the Closing Date, shall be prorated and adjusted between the Sellers and Purchaser as of the Closing Date on a per diem basis. The Sellers shall reimburse Purchaser, to the extent paid by Purchaser, the portion of such amounts allocable to the period or portion thereof ending on the Closing Date. Purchaser shall reimburse the Sellers, to the extent paid by the Sellers, the portion of such amounts allocable to the period or portion thereof beginning after the Closing Date.

ARTICLE V

CLOSING

   Section 5.1   Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of O'Melveny & Myers LLP, 30 Rockefeller Plaza, New York, New York 10112, five (5) Business Days following the satisfaction or waiver of the conditions set forth in this Article V (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to such conditions), or at such other time and place and on such other date as Purchaser and the Sellers shall agree (the "Closing Date"). The Closing shall be effective for all purposes as of 11:59 p.m., New York City time, on the Closing Date.

   Section 5.2   Deliveries at Closing. At the Closing:

   (a)   The Sellers shall deliver or cause to be delivered to Purchaser, the following:

          (i)   a general bill of sale and assignment, in the form attached hereto as Exhibit B (the "Bill of Sale"), with respect to the Transferred Assets to be conveyed by the Sellers at the Closing and any other documents reasonably requested by Purchaser so as to convey to Purchaser good title, free and clear of all Liens (other than Permitted Liens), to all of the right, title and interest of the Sellers in and to the Transferred Assets to be conveyed at the Closing, including, without limitation, recordable instruments related to registered Seller's Rights or grants of or applications relating to same, duly executed by the Sellers or, in the case of Proprietary Rights, by an Affiliate of the Sellers;

          (ii)   an Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the "Assumption Agreement"), duly executed by the Sellers;

          (iii)   releases, in form and substance reasonably satisfactory to Purchaser, evidencing discharge, removal and termination of all Liens (other than Permitted Liens) to which any Transferred Assets being conveyed at the Closing are subject, which releases shall be effective at or prior to the Closing;

          (iv)   the officers' certificates referenced in Section 5.4(c) hereof;

          (v)   a certification from each of the Sellers in accordance with United States Treasury Regulation Section 1.1445-2(b)(2)(i) and in the form provided in United States Treasury Regulation Section 1.445-2(b)(2)(iii)(B) (the "FIRPTA Certificate"); and

          (vi)   such other duly executed documents and certificates as may be required to be delivered by the Sellers pursuant to the terms of this Agreement or as may be reasonably requested by Purchaser prior to the Closing.

   (b)   Purchaser shall deliver or cause to be delivered to the Sellers, the following:

          (i)   the Closing Date Payment by wire transfer of immediately available funds to the account or accounts of the Sellers, or, at the written request of all of the Sellers, of the Seller Senior Lenders on behalf of and for the account of the Sellers, in any case as designated by the Sellers in writing no later than two (2) Business Days prior to the Closing;

          (ii)   the Bill of Sale and Assumption Agreement, each duly executed by Purchaser (or any of its direct or indirect subsidiaries to which an Assumed Contract is assigned);

          (iii)   the officer's certificate referenced in Section 5.5(c) hereof; and

          (iv)   such other duly executed documents and certificates as may be required to be delivered by Purchaser pursuant to the terms of this Agreement or as may be reasonably requested by Sellers prior to the Closing.

   Section 5.3   Conditions to Each Party's Obligations. The respective obligation of each party to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions:

   (a)   All necessary consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement, which are set forth in Section 5.3(a) of the Disclosure Schedule, shall have been obtained, and any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

   (b)   There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement.

   (c)   No action, suit or proceeding shall be pending by any Governmental Authority to enjoin, restrain, prohibit or obtain substantial damages in respect of any of the transactions contemplated by this Agreement, or which would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this Agreement.

   Section 5.4   Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions:

   (a)   All representations and warranties of the Sellers set forth in Article VI hereof shall be true and correct on the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and accurate on the date so specified), except in each case to the extent that the failure of such representations and warranties to be true and correct would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this paragraph only, the truth and correctness of any such representation and warranty shall be determined without regard to any materiality or knowledge qualifications set forth in any such representation and warranty.

   (b)   All of the terms, covenants and conditions to be complied with and performed on or prior to the Closing Date by the Sellers pursuant to this Agreement shall have been complied with or performed in all material respects.

   (c)   Purchaser shall have received a certificate or certificates, dated as of the Closing Date, executed on behalf of each Seller, by an authorized executive officer thereof, certifying that the conditions specified in Section 5.4(a) and Section 5.4(b) hereof have been fulfilled.

   (d)   The Consents described in Section 5.4(d) of the Disclosure Schedule shall have been obtained (without any limitation, restriction or condition not already applicable to the applicable Seller being imposed on Purchaser or its ownership or use of any Transferred Assets or the operation of the Business).

   (e)   All Liens (other than Permitted Liens) on the Transferred Assets shall have been released and evidence thereof delivered to Purchaser.

   (f)   Purchaser shall have obtained all material Permits necessary to operate the Business.

   (g)   All notifications, applications and other documents required under applicable Law to be given, made or filed prior to Closing in connection with any material Permits necessary for Purchaser's operation of the Business shall have been given, made or filed and all periods which are required to pass between the giving, making or filing of such notifications, applications and other documents and the Closing in connection with such Permits under applicable Law shall have passed except (x) to the extent that the applicable Permit has in fact been issued to the Purchaser prior to the expiration of such period or (y) other arrangements have been made under Section 8.8.

   (h)   There shall not have occurred any events that have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

   (i)   The parties to the Current Pharmacy Services Agreement shall have entered into separate agreements (each an "Individual Facility Pharmacy Services Agreement") with respect to each Retained Seller Facility and shall have mutually terminated the Current Pharmacy Services Agreement (as defined in Section 6.12(d)) with respect to such Retained Seller Facilities; provided, that no such termination shall affect the accounts receivable owed under the Current Pharmacy Services Agreement with respect to such Retained Seller Facilities. Each such Individual Facility Pharmacy Services Agreement shall be in the form of the Current Pharmacy Services Agreement, except that (i) the parties thereto shall be modified as applicable for the particular Retained Seller Facility and similar drafting changes shall be made to reflect that such Individual Facility Pharmacy Services Agreement applies only to a single Retained Seller Facility, (ii) in Section 2.6, "thirty (30) calendar days" shall be changed to "one hundred eighty (180) calendar days," (iii) a provision shall be added explicitly providing that any assignment of the Individual Facility Pharmacy Services Agreement to Purchaser or any of its direct or indirect subsidiaries is permitted and (iv) each Individual Facility Pharmacy Services Agreement shall include an addendum in the form set forth in Section 5.4(i) of the Disclosure Schedule.

   (j)   Each of the Sellers shall have furnished to Purchaser on or prior to the Closing Date the FIRPTA Certificate.

   (k)   Purchaser shall have received a copy of the Valuation Opinion delivered to the Sellers to the effect that the consideration to be paid by Purchaser pursuant to this Agreement represents receipt by the Sellers of reasonably equivalent value for the Transferred Assets and is otherwise fair to the Sellers and their Affiliates from a financial point of view.

   Section 5.5   Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions:

   (a)   All representations and warranties of Purchaser set forth in Article VII hereof shall be true and correct on the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Purchaser to consummate the transactions contemplated hereby. For purposes of this paragraph only, the truth and correctness of any such representation and warranty shall be determined without regard to any materiality or knowledge qualifications set forth in any such representation and warranty.

(b)   All of the terms, covenants and conditions to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with or performed in all material respects.

(c)   The Sellers shall have received a certificate, dated as of the Closing Date, executed on behalf of Purchaser by an authorized executive officer thereof, certifying that the conditions specified in Section 5.5(a) and Section 5.5(b) hereof have been fulfilled.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

   Except as otherwise disclosed to Purchaser in a schedule delivered to Purchaser by the Sellers prior to the execution of this Agreement (the "Disclosure Schedule"), the Sellers, jointly and severally, represent and warrant to Purchaser as follows:

   Section 6.1   Organization and Good Standing. Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease, operate and otherwise hold its properties and assets and carry on its business (including, without limitation, the portions of the Business operated by such Seller) as presently conducted. Each Seller is qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it (including, without limitation, the portions of the Business operated by such Seller) or the properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

   Section 6.2   Authorization and Effect of Agreement. Each Seller has all requisite corporate power and legal authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party and to perform its respective obligations hereunder and under any such Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements to which it is a party by each Seller and the performance by each Seller of its respective obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby, have been duly authorized by its Board of Directors and no other corporate action on the part of any Seller is necessary to authorize the execution and delivery of this Agreement and the Collateral Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity.

   Section 6.3   Consents and Approvals; No Violations. Except for the receipt by Purchaser of the Permits as to which the transfer thereof from the Sellers to Purchaser would violate, or would not be permitted or effective under, applicable Law and applicable requirements of the HSR Act, no filing with, and no Permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Sellers of the transactions contemplated by this Agreement and any Collateral Agreements. Neither the execution and delivery of this Agreement or any Collateral Agreement by any Seller nor the consummation by any Seller of the transactions contemplated by this Agreement or any Collateral Agreement nor compliance by any Seller with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of any Seller, (b) subject to obtaining the consents listed in Section 6.3 of the Disclosure Schedule (the "Required Consents"), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any Contract to which any Seller is a party or may be subject or which is included in the Transferred Assets or the Assumed Liabilities or (c) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to any Seller, the Transferred Assets or the Assumed Liabilities, except in the case of clauses (b) or (c), for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

   Section 6.4   No Third Party Options. There are no existing agreements, options, commitments or other rights granting any Person the right to acquire any Seller's right, title or interest in or to any of the Transferred Assets or any interest therein.

   Section 6.5   Permits; Compliance with Law.

   (a)   The Sellers hold all Permits which are material to the Business, each of which is set forth in Section 6.5 of the Disclosure Schedule, including, without limitation, all Permits necessary for the provision of pharmacy services by each Seller in connection with the Business. The Permits have been legally obtained and maintained and are in full force and effect. Each Seller is duly licensed to provide pharmacy services in all states in which such Seller conducts the Business and is in compliance in all material respects with all of the terms and conditions of such licenses. No outstanding violations are or have been recorded in respect of any of the Permits. No proceeding is pending or, to each Seller's knowledge, threatened, to suspend, revoke, withdraw, modify or limit any Permit, and to each Seller's knowledge, there is no fact, error or admission relevant to any Permit that would permit the suspension, revocation, withdrawal, modification or limitation or result in the threatened suspension, revocation, withdrawal, modification or limitation, or any loss of any Permit. Each such Permit will be in full force and effect on the Closing Date.

   (b)   The Business is being and has been conducted in compliance with (i) all Permits and (ii) applicable Laws, except, in each case, for instances of noncompliance that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

   Section 6.6   Litigation. There is no action, proceeding, claim, suit, opposition, challenge, cancellation proceeding, charge or investigation (collectively, "Proceedings") pending or, to any Seller's knowledge, threatened, that questions the validity of this Agreement or any action taken or to be taken in connection with this Agreement. There are no Proceedings relating to the Transferred Assets, Assumed Liabilities or Business pending, or, to any Seller's knowledge, threatened which if adversely determined would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. There are no outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to the Transferred Assets, Assumed Liabilities or the Business.

   Section 6.7   Assets Necessary to Business. The Transferred Assets, excluding (a) the Excluded Assets and (b) Permits to the extent that the transfer thereof from the Sellers to Purchaser would violate, or would not be permitted or effective under, applicable Law, constitute all of the assets, properties and rights used in or necessary for the conduct of the Business. The Sellers are the sole owners of the Transferred Assets and Assumed Liabilities. Immediately following the Closing, no Seller (or any Affiliate thereof) will own or lease any assets, properties or rights which are used in or necessary for the conduct of the Business other than (a) the Excluded Assets and (b) Permits to the extent that the transfer thereof from the Sellers to Purchaser would violate, or would not be permitted or effective under, applicable Law.

   Section 6.8   Financial Statements.

   (a)   Section 6.8 of the Disclosure Schedule sets forth the balance sheets and statements of income for the Business as of and for each of the years ended December 31, 2000, 2001 and 2002, respectively, and the four (4) months ended April 30, 2003 (collectively, the "Financial Statements").

   (b)   Each of the balance sheets (including, without limitation, the related notes) included in the Financial Statements fairly presents in all material respects the financial position of the Business as of the respective dates thereof and the statements of income (including, without limitation, the related notes) included in the Financial Statements fairly present in all material respects the results of operations of the Business for the respective periods then ended. Each of the Financial Statements has been (i) prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein or in the notes thereto, and (ii) prepared in accordance with the books and records for the Business.

   (c)   The Pro Forma Balance Sheet (including, without limitation, the related notes) fairly presents in all material respects the financial position of the Business as of the date thereof and has been (i) prepared in accordance with GAAP, consistently applied during the periods involved, except as otherwise noted therein or in the notes thereto, and (ii) prepared in accordance with the books and records for the Business.

   Section 6.9   Absence of Certain Changes. Except as set forth on Schedule 6.9 hereto, since April 30, 2003, (a) the Sellers have operated the Business in the ordinary course of business consistent with past practice, (b) there have not occurred any events or conditions that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect and (c) no Seller has, or has agreed to:

   (i)   sell, lease, encumber, transfer or dispose of any assets or rights or acquire any assets or rights which would be included in the Transferred Assets, unless in the ordinary course of business consistent with past practice;

   (ii)   engage in any sales of products (1) with payment terms longer than terms customarily offered by any Seller for such product, (2) at a materially greater discount from listed prices than customarily offered for such products, other than pursuant to a promotion of a nature previously used in the normal course of business of any Seller for such products, (3) at a price which does not give effect to any previously announced general increase in the then current list price for such products, (4) with shipment terms materially more favorable to the customer than shipment terms customarily offered by any Seller for such products, (5) in a quantity materially greater than the reasonable retail or wholesale (as the case may be) resale requirement of the particular customer or (6) in conjunction with other material benefits to the customer not in the ordinary course of business consistent with past practice;

   (iii)   change (or permit to be changed) any accounting or Tax procedure or practice (other than as required by GAAP or applicable Laws) or its financial structure or make (or permit to be made) any Tax election that would be binding on Purchaser or settle or compromise any liability for Taxes for which Purchaser may be liable;

   (iv)   enter into, amend or terminate any Assumed Contract, except in the ordinary course of business consistent with past practice;

   (v)   enter into any transaction or any Assumed Contract with any Affiliate, except in the ordinary course of business consistent with past practice; or

   (vi)   assign, license, sublicense, abandon, fail to maintain or, except in the ordinary course of business consistent with past practice, enter into, amend or terminate any Contract with respect to, any Proprietary Rights.

   Section 6.10   No Default. There exists no default or violation (and no event has occurred or condition exists which with notice or lapse of time would constitute a default or violation or loss of material benefits) of any term, condition or provision of (a) any Assumed Contract to which any Seller is a party or may be subject, or (b) any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Business or any of the Transferred Assets or the Assumed Liabilities, except for violations or defaults which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

   Section 6.11   Transactions with Affiliates. Neither any present or former officer, director, stockholder or Affiliate of any Seller, nor any Affiliate thereof, is currently a party to any Contract with any Seller relating to the Business or any Transferred Assets or Assumed Liabilities, including, without limitation, any Contract providing for the employment of, furnishing of services by, rental of the Transferred Assets from or to or otherwise requiring payments to, any such officer, director, stockholder or Affiliate.

   Section 6.12   Contracts.

   (a)   Section 6.12 of the Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all Contracts included in the Transferred Assets or the Assumed Liabilities that are material to the Business.

   (b)   (i) Each Contract included in the Transferred Assets or the Assumed Liabilities, is legal, valid, binding and enforceable against the Sellers party thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity, and to each Seller's knowledge, against each other party thereto, is in full force and effect and, upon obtaining the Required Consents, will continue to be so legal, valid, binding and enforceable and in full force and effect at the Closing and (ii) neither the Sellers, nor to each Seller's knowledge, any other party, is in breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or loss of benefits under any such Contract, except, in the case of (i) and (ii), as would not be reasonably likely to have a Material Adverse Effect.

   (c)   The Sellers have made available to Purchaser complete and accurate copies of each Contract listed in Section 6.12 of the Disclosure Schedule. Since December 31, 2002, there has been no material modification, waiver, breach or termination of any such Contract or any provision thereto nor, to the Sellers' knowledge, is any such modification, waiver, breach or termination contemplated.

   (d)   As of the date of this Agreement, the LTC Affiliates are each party as an "Operator" and SunScript Pharmacy, First Class Pharmacy and Executive Pharmacy are party collectively as the "Pharmacy" to the Pharmacy Services Agreement, an unsigned copy of which is included in Section 6.12(d) of the Disclosure Schedule (the "Current Pharmacy Services Agreement"). As of the date of this Agreement, the Current Pharmacy Services Agreement governs such Sellers' provision of Services (as defined in the Current Pharmacy Services Agreement) to each of the Seller Facilities. As of the date of this Agreement, the Current Pharmacy Services Agreement is legal, valid and binding against all parties thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity, and is in full force and effect. As of the date of this Agreement, no party to the Current Pharmacy Services Agreement is in breach or default thereof, and no event has occurred which would constitute (with or without notice or lapse of time or both) a breach of default (or give rise to any right of termination, modification, cancellation or acceleration) or loss of benefits thereunder.

   (e)   As of the Closing Date, a separate Individual Facility Pharmacy Services Agreement will have been executed and delivered by the relevant LTC Affiliate and Seller with respect to each Retained Seller Facility. As of the Closing Date and immediately following the assignment and assumption of each such Contract at Closing pursuant to the Assumption Agreement, each such Individual Facility Pharmacy Services Agreement will be legal, valid and binding against the parties thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity, and in full force and effect. As of the Closing Date, immediately prior to the assignment and assumption of each such Individual Facility Pharmacy Agreement pursuant to the Assumption Agreement, no party to any such Individual Facility Pharmacy Services Agreement will be in breach or default thereof, and no event will have occurred which would constitute (with or without notice or lapse of time or both) a breach of default (or give rise to any right of termination, modification, cancellation or acceleration) or loss of benefits thereunder.

   (f)   Purchaser has indicated to the Sellers that Purchaser may assign one or more Individual Facility Pharmacy Services Agreements to direct or indirect subsidiaries of Purchaser which currently operate existing pharmacies, to achieve certain operational efficiencies. The parties mutually acknowledge that, with respect to Section 3.6 of the Individual Facility Pharmacy Services Agreements, which applies only to the existing pharmacy operations of Sellers and not to the pharmacy operations of Purchaser and its Affiliates, such assignments would make it difficult, if not impossible, to administer such provision. Consequently, Sellers will seek to have the LTC Affiliates execute an addendum to each Individual Facility Pharmacy Services Agreement in the form set forth in Section 5.4(i) of the Disclosure Schedule with respect to such Section 3.6. Sellers represent and warrant that the pricing described in Section 5.4(i) of the Disclosure Schedule is consistent with the most favorable pricing offered by Sellers at all times prior to the Closing Date and as would have been offered by Sellers at all times thereafter.

   Section 6.13   Labor Relations.

   (a)   No Seller is a party to a collective bargaining agreement with respect to any current or former employees of the Business and there is no collective bargaining agreement which relates to the Business.

   (b)   There is no unfair labor practice, charge or complaint or other proceeding pending or, to the knowledge of each Seller, threatened, against any of the Transferred Assets or any Seller or otherwise relating to the Business before the National Labor Relations Board or any other Governmental Authority.

   (c)   There is no labor strike, slowdown or stoppage pending or, to the knowledge of each Seller, threatened, against or affecting the Transferred Assets or the Sellers or otherwise relating to the Business, nor has there been any such activity within the past two (2) years affecting the Transferred Assets or the Sellers or relating to the Business.

   (d)   There are no pending collective bargaining negotiations relating to the employees of the Business.

   (e)   (i) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any or all of the employees of the Business, (ii) no such petitions have been pending within the past five (5) years and (iii) to the knowledge of each Seller, there has not been any general solicitation of representation cards by any union seeking to represent the employees of any Seller as their exclusive bargaining agent at any time within the past five (5) years.

   (f)   The Sellers are in compliance with all applicable Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, health and safety, classification of employment or service status, withholding and wages and hours, in each case, with respect to current and former employees and service providers of the Business.

   Section 6.14   Title to Assets. The Sellers have good and valid title to the owned Transferred Assets and a valid leasehold interest in the leased Transferred Assets, in each case free and clear of any Liens (other than Permitted Liens).

   Section 6.15   Insurance. The Sellers or their Affiliates have in place insurance policies with respect to the Transferred Assets and the Business, in amounts and types that are customary in the industry for similar assets and sufficient to cover the value of the Transferred Assets and the Business, and all such policies are in full force and effect. Section 6.15 of the Disclosure Schedule contains a complete and accurate list, as of the date hereof, and an accurate summary (including, without limitation, the named insured, whether occurrence or claims made policy, premiums, coverage, deductibles and expiration dates, broker and carrier) of all insurance policies currently maintained or maintained for the past three (3) years relating to the Transferred Assets or the Business. The Sellers have delivered to Purchaser complete and accurate copies of all such policies together with all riders and amendments thereto. Such policies, as are current, are in full force and effect, all premiums due thereon have been paid, and the Sellers have complied in all material respects with the provisions of such policies, and all such policies either specifically include the Sellers as named insured or include omnibus named insured language which generally includes the Sellers. No Proceeding is pending or, to the knowledge of the Sellers, threatened, to revoke, cancel or limit such policies and no notice of cancellation of any of such policies has been received.

   Section 6.16   Inventory. At the Closing, the inventory included in the Transferred Assets (the "Inventory"), will be items of a quality usable or saleable by the Business in the ordinary course of business and merchantable and fit for the purpose for which such inventory was procured or manufactured, except for dated or defective materials (including, without limitation, raw materials, work-in-process and finished goods), which were written down or reserved against on the Pro Forma Balance Sheet in accordance with GAAP. The Inventory delivered at the Closing will be of a quantity and quality that is reasonable and warranted in the circumstances of the Business. All of the pharmaceuticals, drugs and biologicals included in Inventory are in date and are properly labeled and packaged.

   Section 6.17   Accounts Receivable. All accounts receivable, notes receivable and other indebtedness included in the Transferred Assets (the "Accounts Receivable") represent sales actually made or services actually delivered in the ordinary course of business. Except to the extent expressly reserved against or reflected on the Pro Forma Balance Sheet, none of the Sellers know of any reason why such Account Receivables would not be collectible in the ordinary course of business. Section 6.17 of the Disclosure Schedule contains a list, as of April 30, 2003, of accounts receivable of the Business related to transactions with SunScript Pharmacy and its Affiliates.

   Section 6.18   Product Returns and Warranties. There are no liabilities for product returns other than those arising in the ordinary course of the Business. To the knowledge of the Sellers, there are no threatened claims for (a) product returns, (b) warranty obligations or (c) product services other than in the ordinary course of the Business. No Seller has made any express or implied warranties with respect to products sold or distributed by the Sellers (other than passing on warranties made by the manufacturers thereof) and, to the knowledge of the Sellers, no other warranties have been made by their respective officers, directors, employees, consultants or agents (collectively, "Personnel"). No Seller has any knowledge of any presently existing circumstances that would constitute a valid basis for any voluntary or governmental recall of any pharmaceutical or other product sold or distributed by any Seller in the course of or that relates to the Business.

   Section 6.19   Customers; Suppliers.

   (a)   Section 6.19 of the Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all nursing facilities, assisted living facilities, group homes, correctional facilities, mental health facilities, home healthcare companies and other facilities, and the number of licensed beds in such facilities which are provided products and services by the Business under Contract, and during the quarter ended March 31, 2003, not more than 5% of the revenues of the Business during such period was attributable to patients serviced in a single nursing home company or other company or any group of affiliated companies. Section 6.19 of the Disclosure Schedule sets forth a complete and accurate list of all nursing home companies, other companies and related groups or entities from which the Business derives directly or indirectly more than 5% of its revenues. No Seller has received any notice that any party intends to cancel any Contract or materially reduce the level of business it conducts with the Business.

   (b)   With respect to any of the Contracts applicable to the provision of pharmacy services by the Business to health care facilities owned, operated, managed or leased by SunScript Pharmacy and any subsidiary or Affiliate of SunScript Pharmacy, the Sellers represent and warrant as follows:

          (i)   To the knowledge of the Sellers, the pharmacy services provided by the Sellers in terms of price, terms and conditions, quality, timeliness and scope, are in accordance with the "prudent buyer principle" set forth in 42 C.F.R. Section 413.9 and in Provider Reimbursement Manual Section 2103 and otherwise applicable law, and the Sellers' charges for pharmacy services do not exceed those that a prudent buyer would pay for such services;

          (ii)   other than the Divested Facilities, no health care facility owned, operated, managed or leased by SunScript Pharmacy or any subsidiary or Affiliate of SunScript Pharmacy intends to reduce materially the level of business which it does with the Business after the Transferred Assets and the Business are acquired by Purchaser; and

          (iii)   no actions are contemplated by SunScript Pharmacy or any subsidiary or Affiliate of SunScript Pharmacy to sell, transfer or otherwise dispose of any health care facility owned, operated, managed or leased by SunScript Pharmacy or any subsidiary or Affiliate of SunScript Pharmacy (or assets thereof) under contract with SunScript Pharmacy or any subsidiary or Affiliate of SunScript Pharmacy, other than the Divested Facilities.

   Section 6.20   Certain Healthcare Legal Matters. With respect to the Business, the Transferred Assets and the Assumed Liabilities:

   (a)   The Sellers and all of their Personnel have complied with all applicable statutes, regulations, rules, orders, ordinances and other laws of any Governmental Authority to which they are subject with respect to healthcare regulatory matters (including, without limitation, The Social Security Act, as amended, Sections 1128, 1128A and 1128B, 42 U.S.C. Sections 1320a-7, 7a and 7b including, without limitation, Criminal Penalties Involving Medicare or State Health Care Programs, commonly referred to as the "Federal Anti-Kickback Statute" and The Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the "Stark Statute," the statute commonly referred to as the "Federal False Claims Act," the Health Insurance Portability and Accountability Act of 1996, and the regulations issued pursuant thereto and all statutes and regulations related to the possession, distribution, maintenance and documentation of controlled substances) (collectively, "Healthcare Laws"). The Sellers have maintained all records required to be maintained by the FDA, DEA and State Board of Pharmacy and the Medicare and Medicaid programs as required by applicable Healthcare Laws. There are no presently existing circumstances which would result or would be reasonably likely to result in violations of any such Healthcare Laws.

   (b)   As is set forth in Section 6.20 of the Disclosure Schedule, the Sellers are qualified as participating suppliers under the programs set forth in such schedule, including the Medicare and Medicaid programs. There are no pending appeals, overpayment determinations, adjustments, challenges, audits, litigation or notices of intent to open Medicare or Medicaid claim determinations or other reports required to be filed by the Sellers, except for appeals of individual claim denials in the ordinary course of business and which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. None of the Sellers has received any notice indicating that such qualification may be terminated or withdrawn nor has any reason to believe that such qualification may be terminated or withdrawn. The Sellers have timely filed all claims or other reports required to be filed with respect to the purchase of products or services by third-party payors (including, without limitation, Medicare and Medicaid), except where the failure to file such claims and reports would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, and all such claims or reports are complete and accurate in all material respects. The Sellers have no liability to any payor with respect thereto, except for liabilities incurred in the ordinary course of business consistent with past practice.

   (c)   To the knowledge of the Sellers, no Personnel have been convicted of, charged with or investigated for a Medicare, Medicaid or other Federal Health Care Program (as defined in 42 U.S.C. Section 1320a-7b(f)) related offense, or convicted of, charged with or investigated for a violation of federal or state law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. No Personnel have been excluded or suspended from participation in Medicare, Medicaid or any other Federal Health Care Program, or have been debarred, suspended or are otherwise ineligible to participate in federal programs. No Personnel have committed any offense which may reasonably serve as the basis for any such exclusion, suspension, debarment or other ineligibility. No Seller has arranged with or contracted with any individual or entity that is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in, a Federal Health Care Program or other federal program.

   (d)   There are no pharmaceutical or other products now being sold or distributed by the Sellers which would require any approval of any governmental or administrative body, whether federal, state, local or foreign, prior to commercial distribution of such products, for which approval has not been obtained. All pharmaceutical or other products now being distributed by the Sellers and all products included in the inventories of the Sellers comply with applicable legal requirements of all jurisdictions in which such pharmaceutical or other products are now being distributed.

   Section 6.21   Real Property. None of the Sellers own any real property. Section 6.21 of the Disclosure Schedule sets forth the location and a description of the leased real property included in the Transferred Assets or Assumed Liabilities, as of the date hereof, and the general nature of the facilities located on the properties. The Sellers have good and valid leasehold interests to all of the properties and assets included in the Transferred Assets or Assumed Liabilities free and clear of all Liens, except for Permitted Liens.

   Section 6.22   Purchasing Contracts. No provision of any Contract or Law which binds any of the Sellers or any of their Affiliates or the Business or is included in the Transferred Assets or Assumed Liabilities, prevents or will prevent the Business from changing its purchasing contracts or arrangements with wholesalers to such new contracts and arrangements as Purchaser may specify.

   Section 6.23   Environmental.

   (a)   (i) The Sellers, the Transferred Assets and the Business comply and at all times have complied with all applicable Environmental Laws (as defined below), (ii) to the knowledge of the Sellers, no Hazardous Substances (as defined below) are present at or have been Released or threatened to be Released from, onto or under any of the properties currently owned, leased, operated or otherwise used by the Sellers (including, without limitation, soils, groundwater, surface water, buildings or other structures) in contravention of Environmental Laws, (iii) to the knowledge of the Sellers, no Hazardous Substances were present at or Released or threatened to be Released from, onto or under any of the properties formerly owned, leased, operated or otherwise used by the Sellers or their respective predecessors or the Business during the period of ownership, lease, operation or use by any of the Sellers or their respective predecessors or the Business in contravention of Environmental Laws, (iv) none of the Sellers or their respective predecessors with respect to the Transferred Assets or the Business are subject to any known liability or obligation in connection with Hazardous Substances present or Released at any location owned, leased, operated or otherwise used by any third party, (v) none of the Sellers or the Business has received any written notice, demand, letter, claim or request for information alleging that any of the Sellers, the Transferred Assets or the Business is or may be in violation of or liable under any Environmental Law, (vi) none of the Sellers, the Transferred Assets or the Business is subject to any order, decree, injunction or other directive of any Governmental Authority with respect solely to Environmental Laws and none of the Sellers, the Transferred Assets or the Business is subject to any indemnity or other agreement with any person or entity relating to Hazardous Substances except for indemnity obligations owed to Sellers' landlords and to the Seller Senior Lenders, (vii) Sellers have provided to Purchaser the following: (A) a copy of each permit or pending application for any permit and each order, judgment, decree, consent agreement or similar document imposing material obligations on the Sellers issued pursuant to or in connection with any Environmental Law and relating to the Business or the Transferred Assets; (B) copies of all material reports in the custody or control of Sellers, including, without limitation, "Phase I," "Phase II," "environmental assessment" and similar reports, relating to the environmental condition of the Business or the Transferred Assets or the compliance of the Business or the Transferred Assets with Environmental Laws; (C) documentation, if applicable, showing the compliance of Sellers with any material financial responsibility requirements of any applicable Environmental Law in connection with the Business or the Transferred Assets; and (D) documentation, if applicable, demonstrating the compliance of Sellers with any applicable Environmental Laws that condition, restrict, or prohibit the transfer, sale, lease, assignment or closure of any of the Business or the Assets, including, without limitation, any so-called "Environmental Cleanup Responsibility Acts" or "environmental property transfer laws."

   (b)   As used herein, the term "Environmental Law" means any federal, state, municipal or local law, regulation, order, judgment, decree, permit, license, consent, authorization, common or decisional law (including, without limitation, principles of negligence and strict liability) or agency requirement relating to the protection, investigation or restoration of the environment (including, without limitation, natural resources) or the health or safety of human or other living organisms, including, without limitation, the manufacture, introduction into commerce, export, import, handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance or noise, odor, wetlands, pollution or contamination.

   (c)   As used herein, the term "Hazardous Substance" means any element, compound, substance or other material (including, without limitation, any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, chlorofluorocarbon, hydrochlorofluorocarbon, lead-containing paint, polychlorinated biphenyls, radioactive material or radon.

   (d)   As used herein, the term "Release" means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance.

   Section 6.24   No Broker. The Sellers represent, as to themselves and their Affiliates that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, other than MTS Health Partners, L.P. and the firm providing the Valuation Opinion. The Sellers shall be solely responsible for any payments to MTS Health Partners, L.P. and the firm providing the Valuation Opinion.

   Section 6.25   Employee Benefits.

   (a)   Section 6.25 of the Disclosure Schedule sets forth a list, as of the date hereof, of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control, retention, consulting, severance or other employee or fringe benefit plan, program, policy, arrangement and contract (all the foregoing being herein called "Benefit Plans") sponsored, maintained, or required to be contributed to, by the Sellers for the benefit of any current or former directors, officers, employees or independent contractors of the Business. The Sellers have made available to Purchaser complete and accurate copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a brief description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to any Benefit Plan (if any such report was required) and (iii) each trust agreement and group annuity contract relating to any Benefit Plan.

   (b)   Each Benefit Plan has been administered in material compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws. None of the Sellers nor any entity that is treated with a Seller as a single employer under Section 414 of the Code ("ERISA Affiliate") maintains or contributes to any benefit plan that is subject to the provisions of Title IV of ERISA. None of the Sellers nor any ERISA Affiliate has any unsatisfied material liability under the Code, ERISA or any foreign law in respect of any Benefit Plan. Each employee pension benefit plan that is intended to be qualified under Section 401(a) of the Code is subject to determination letter from the Internal Revenue Service stating it is so qualified and the Sellers have no knowledge of facts that would be reasonably likely to cause revocation of such letter. There are no material pending or, to the knowledge of any Seller, threatened claims, suits or arbitrations involving any Benefit Plan except any routine claim for benefits under a Benefit Plan.

   (c)   No director, officer, employee or consultant of the Business will be entitled to any additional economic benefit (including, without limitation, the acceleration of the time of payment or vesting of any economic benefit) as a result of the consummation of the transactions contemplated by this Agreement.

   Section 6.26   Taxes.

   (a)   All Tax Returns required to be filed and relating in any manner to the Transferred Assets or the Business have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable Law and (ii) are true, correct, and complete in all material respects.

   (b)   The Sellers have paid, or caused to be paid, all Taxes due with respect to the Transferred Assets or the Business whether or not shown (or required to be shown) on a Tax Return; and such Taxes paid include those for which any Seller may be liable in its own right, or as the transferee of the assets of, or as successor to, any other entity.

   (c)   There has been no written notice of a deficiency or assessment relating in any manner to the Transferred Assets or the Business from any taxing authority which has not been fully paid or finally settled. There are no current audits or examinations of, and no written notice of audit or examination of, any Tax Return that relates to the Transferred Assets or the Business. No Seller has given nor has there been given on any Seller's behalf a waiver or extension of any statute of limitations relating to the payment of Taxes relating to the Transferred Assets or the Business.

   (d)   Each of the Sellers has complied with all applicable laws, rules and regulations relating to the withholding of Taxes relating to the Business or the Transferred Assets and the payment thereof to appropriate taxing authorities, including, without limitation, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor.

   (e)   No claim by any taxing authority with respect to the Transferred Assets or the Business is pending in a jurisdiction where any Seller does not file Tax Returns that such Seller may be subject to taxation in that jurisdiction.

   (f)   There are no encumbrances or security interests in favor of any Governmental Authority on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any Transferred Asset.

   (g)   For purposes of this Agreement:

          (i)   "Tax" and "Taxes" mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon, measured by, or with respect to income, net income, gross income, earnings, profits, or gross receipts, or any sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental, alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, gains, recapture, estimated, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, penalty, and addition thereto.

          (ii)   "Tax Return" means any return, declaration, report, claim, election, notice, or information return or statement or other document (including, without limitation, any related or supporting information, schedules, or exhibits) filed or required to be filed with any federal, state, local or foreign Governmental Authority or other authority in connection with any Tax or estimated Tax.

   (h)   The representations contained in this Section 6.26 shall not be relied upon with respect to any Tax liability incurred in a period that begins after the Closing Date.

   Section 6.27   Proprietary Rights.

   (a)   One of the Sellers is the sole owner, free and clear of any claim or Lien (other than Permitted Liens)of, or has a valid license, without the payment of any royalty except with respect to off-the-shelf software and otherwise on commercially reasonable terms, to, and after the Closing Purchaser will be the sole owner, free and clear of any claim or Lien (other than Permitted Liens), or will have a valid license on the same terms as the relevant Seller (without the payment of any sublicense or other fee related to the transactions contemplated by this Agreement) to (i) all U.S. and foreign trademarks, service marks, logos, designs, trade names, Internet domain names and corporate names, and the goodwill of the Business connected therewith and symbolized thereby; (ii) all patents, registered designs and copyrights; (iii) all computer software and all data files, databases, source code, object code, user interfaces, manuals and other specifications and documentation related thereto, and all intellectual property and proprietary rights incorporated therein, other than customary off-the-shelf licensed software (collectively, the "Seller Software"); (iv) all web sites, web pages and related items, and all intellectual property and proprietary rights incorporated therein; (v) and all trade secrets, research and development, formulae and know-how ("Trade Secrets") and all proprietary and intellectual property rights, grants, registrations and applications relating thereto (collectively, the "Proprietary Rights") necessary for the conduct of the Business as now conducted (such Proprietary Rights necessary for the conduct of the Business as now conducted, and that are owned by or licensed (to the extent so licensed) to the Sellers, shall collectively be referred to as the "Sellers Rights"); (b) the Sellers' rights in the Sellers Rights are valid and enforceable; (c) none of the Sellers has received any written demand, claim, notice or inquiry from any Person in respect of the Sellers Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of any of the Sellers in, any Sellers Rights, and none of the Sellers knows of any basis for any such challenge; (d) none of the Sellers, nor the Business as currently conducted by the Sellers, is in violation or infringement of, nor has any of the Sellers, nor the Business as currently conducted by the Sellers, violated or infringed, any Proprietary Rights of any other Person; (e) to the knowledge of each of the Sellers, no Person is infringing any Sellers Rights; (f) the Sellers have obtained from all individuals who participated (as employees, consultants, employees of consultants or otherwise) in any respect in the invention or authorship of any material Seller Software owned by any of the Sellers or any Sellers Rights owned by any of the Sellers (collectively, the "Owned Rights") effective waivers of any and all ownership rights of such individuals in such Owned Rights, and/or assignments to a Seller of all rights with respect thereto; and (g) none of the Sellers has divulged, furnished to or made accessible to any Person, any Trade Secrets without prior thereto having obtained an enforceable agreement of confidentiality from such Person.

   (b)   Section 6.27 of the Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all material unregistered trademarks, trademark registrations, domain name registrations, corporate name registrations, registered copyrights, patent applications and issued patents included in the Sellers Rights, all material software used by the Business as now conducted and all license and other agreements relating thereto.

   Section 6.28   Seller Facilities to be Divested. As of the date of this Agreement, one or more of the LTC Affiliates owns, operates, leases or manages the Seller Facilities listed in Section 6.28 of the Disclosure Schedule under the heading "Seller Facilities," which schedule also sets forth for each such Seller Facility its address, the LTC Affiliate which owns, operates, leases or manages same, the status of such facility as owned, operated, leased or managed, the type of Seller Facility (for example, hospital, nursing facility or assisted living facility) and for facilities which are leased (whether from or to an Affiliate of SunScript Pharmacy) or operated pursuant to a management agreement, the parties to and date of such lease or management agreement. SunScript Pharmacy and its Affiliates have Divested or intend to Divest the one hundred thirty-six (136) Seller Facilities listed under the heading "Facilities to be Divested" in Section 6.28 of the Disclosure Schedule (the "Divested Seller Facilities"). The Sellers and their Affiliates will not Divest or suffer the Divestment of any Seller Facilities during the Post-Closing Period other than the Divested Seller Facilities; provided, however, that Purchaser's sole remedy in the event the representation and warranty contained in this sentence is inaccurate shall be the aggregate Facility Change-in-Control Reductions. The Seller Facilities other than the Divested Seller Facilities are sometimes referred to collectively herein as the "Retained Seller Facilities."

   Section 6.29   Solvency of the Sellers. None of the Sellers is now insolvent, or will be rendered insolvent by any of the transactions contemplated by this Agreement. As used herein, the term "insolvent" means that the sum of the debts and other probable liabilities of the applicable Seller exceeds the fair present value of such Seller's assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (a) each Seller will be able to pay its liabilities as they become due in the ordinary course of business of such Seller; and (b) each Seller will not have unreasonably small capital with which to conduct its present or proposed business.

   Section 6.30   Commitment Letter. SHG on behalf of the Sellers have received a commitment letter attached hereto as Exhibit D, from Citicorp USA and General Electric Capital Corporation, who are the agents and who constitute Requisite Lenders under the Sellers' and SHG's revolving credit facility, for the issuance of a letter of credit (the "Letter of Credit") payable in cash in an amount equal to $3,000,000 and having an expiration date of August 31, 2003.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

   Purchaser represents and warrants to the Sellers as follows:

   Section 7.1   Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

   Section 7.2   Authorization and Effect of Agreement. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the Collateral Agreements and the performance by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally.

   Section 7.3   Consents and Approvals; No Violations. Except for the applicable requirements of the HSR Act, no filing with, and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement and any Collateral Agreements. Neither the execution and delivery of this Agreement and any Collateral Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated by this Agreement and any Collateral Agreements nor compliance by Purchaser with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any Contract to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Purchaser, or any of its properties or assets, except in the case of clauses (b) or (c) for violations, breaches or defaults which would not, in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

   Section 7.4   Litigation. Except as would not materially impair the ability of Purchaser to consummate the transactions contemplated hereby, there is no Proceeding pending or, to Purchaser's knowledge, threatened, that questions the validity of this Agreement or any action to be taken by Purchaser in connection with this Agreement.

   Section 7.5   No Broker. Purchaser represents, as to itself and its Affiliates that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, other than Lehman Brothers Inc. Purchaser shall be solely responsible for any payments to Lehman Brothers Inc.

   Section 7.6   Funds. Purchaser has, and at the Closing and at each date that any payments shall be due from Purchaser pursuant to Section 4.1, 4.2, 4.3 or 4.4 hereof will have, sufficient funds to make the payments required to be made by Purchaser as of such date in accordance with the terms of this Agreement.

ARTICLE VIII

COVENANTS

   Section 8.1   Conduct of Business. During the period from the date hereof to the Closing, except as otherwise expressly provided in this Agreement, the Sellers shall operate the Business only in the ordinary course of business consistent with past practice. The Sellers shall use commercially reasonable efforts to preserve intact the present organization of the Business, keep available the services of the present officers and employees of the Sellers that are associated with the Business and preserve relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with the Business. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing, except as may be required by Law the Sellers shall not, without the prior written consent of Purchaser to the extent related to the Transferred Assets, the Assumed Liabilities or the Business:

   (a)   sell, lease, encumber, transfer or dispose of any assets or rights or acquire any assets or rights which would be included in the Transferred Assets, unless in the ordinary course of business consistent with past practice;

   (b)   engage in any sales of products (i) with payment terms longer than terms customarily offered by any Seller for such product, (ii) at a materially greater discount from listed prices than customarily offered for such products, other than pursuant to a promotion of a nature previously used in the normal course of business of any Seller for such products, (iii) at a price which does not give effect to any previously announced general increase in the then current list price for such products, (iv) with shipment terms materially more favorable to the customer than shipment terms customarily offered by any Seller for such products, (v) in a quantity materially greater than the reasonable retail or wholesale (as the case may be) resale requirement of the particular customer or (vi) in conjunction with other material benefits to the customer not in the ordinary course of business consistent with past practice;

   (c)   collect any accounts receivable or fail to pay any accounts payable when due, other than in the ordinary course of business consistent with past practice;

   (d)   enter into any material commitment or transaction;

   (e)   take any action to encumber any Transferred Asset with any Lien thereupon, other than Permitted Liens, or fail to take any action to prevent any Transferred Asset from suffering any Lien thereupon, other than Permitted Liens;

   (f)   change (or permit to be changed) any accounting or Tax procedure or practice (other than as required by GAAP or applicable Laws) or its financial structure or make (or permit to be made) any Tax election that would be binding on Purchaser or settle or compromise any liability for Taxes for which Purchaser may be liable;

   (g)   except in the ordinary course of business consistent with past practice, hire or terminate the employment or contractual relationship of any officer or employee of the Business;

   (h)   make any capital expenditures that, individually exceeds $15,000 and in the aggregate exceeds $200,000;

   (i)   enter into, amend or terminate any Assumed Contract, except in the ordinary course of business consistent with past practice;

   (j)   enter into any transaction or any Assumed Contract with any Affiliate, except in the ordinary course of business consistent with past practice;

   (k)   assign, license, sublicense, abandon, fail to maintain or, except in the ordinary course of business consistent with past practice, enter into, amend or terminate any Contract with respect to, any Proprietary Rights;

   (l)   take, or agree to take, any of the foregoing actions or any action which would prevent the satisfaction of any condition to Closing set forth in Article V hereof; or

   (m)   waive any material rights.

   Section 8.2   Access. From the date hereof to the Closing, the Sellers shall afford to officers, employees, accountants, counsel and other representatives of Purchaser reasonable access during normal business hours to all of the properties, personnel, books and records of the Sellers relating to the Business, the Transferred Assets and the Assumed Liabilities.

   Section 8.3   Notification.

   (a)   The Sellers shall notify Purchaser, and Purchaser shall notify the Sellers, of any litigation, arbitration or administrative proceeding pending or, to their knowledge, threatened against any Seller or Purchaser, as the case may be, which challenges the transactions contemplated by this Agreement.

   (b)   The Sellers will provide prompt written notice to Purchaser of any change in any of the information contained in the representations and warranties made by the Sellers in Article VI hereof or any exhibits or schedules referred to herein or attached hereto and shall promptly furnish any information which Purchaser may reasonably request in relation to such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made by the Sellers in Article VI hereof or any exhibits or schedules referred to herein or attached hereto; provided, further, that such failure to provide the notice shall not have the effect of converting any breach of the representations and warranties that are the subject of the notice to a claim for a breach of a covenant.

   Section 8.4   Reasonable Best Efforts.

   (a)   Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, (i) the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Authority, including, without limitation, filings pursuant to the HSR Act, and (ii) using its reasonable best efforts to cause the satisfaction of all conditions to Closing. Each party shall promptly consult with the others with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement. Purchaser and the Sellers agree that the filing fee required to be paid in connection with the filing under the HSR Act shall be divided equally between Purchaser and the Sellers. Purchaser and Seller shall make all filings under the HSR Act within 5 Business Days following the date hereof.

   (b)   Each party hereto shall promptly inform the others of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after reasonable consultation with the other party, an appropriate response in compliance with such request.

   Section 8.5   Further Assurances. From time to time after the Closing, without additional consideration, each party hereto will execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the transactions contemplated by this Agreement and to provide the other party with the intended benefits of this Agreement. Without limiting the foregoing, upon reasonable request of Purchaser, the Sellers shall execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, assign, convey and deliver to Purchaser all of the Sellers' right, title and interest in, to and under the Transferred Assets. If any party to this Agreement shall, following the Closing, have in its possession any asset or right (including, without limitation, with respect to any Sellers Rights) which under this Agreement should have been delivered to the others, such party shall promptly deliver such asset or right to the others. With respect to any products sold (or services rendered) pursuant to the Assumed Contracts or other obligations pursuant to which the Sellers purchase product (for example, purchase orders), the Sellers and Purchaser shall use commercially reasonable efforts to arrange for vendors to bill the Sellers directly on or prior to the Closing Date and Purchaser directly after the Closing Date.

   Section 8.6   Transfer Taxes. Notwithstanding any other provision of this Agreement, all transfer, registration, stamp, documentary, sales, use and similar taxes (including, without limitation, all applicable real estate transfer or gains taxes and transfer taxes), and any penalties, interest and additions to Tax incurred in connection with this Agreement or the transfer of the Business and the Transferred Assets shall be the responsibility of and be timely paid by the Sellers. The Sellers and Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

   Section 8.7   Release of Liens. At or prior to the Closing, the Sellers shall cause the release of all Liens (other than Permitted Liens) on the Transferred Assets, so that such Transferred Assets and rights are free and clear of any Liens (other than Permitted Liens).

   Section 8.8   Consents to Transfer Assets. The Sellers and Purchaser agree that if any required consent to the transfer of any Transferred Asset to Purchaser as provided for herein is not obtained prior to Closing, the Sellers shall provide to Purchaser all of the benefits of such Transferred Asset as though the required consents had been obtained (and, to the extent, but, notwithstanding anything herein to the contrary, only to the extent, such benefits are provided, Purchaser shall assume the corresponding obligation) and shall continue to use its commercially reasonable efforts to obtain such consent as promptly as practicable following the Closing. Nothing in this Section 8.8 shall affect Purchaser's other rights under this Agreement.

   Section 8.9   Employment Matters

   (a)   From the date hereof until the Closing, the Sellers shall make available to Purchaser all employees of the Business for the purposes of interviewing and, if desired by Purchaser, extending offers of employment to such employees. Subject to applicable Law, the Sellers shall furnish to Purchaser such employee information and records and such descriptions of personnel policies, procedures and benefits plans applicable to such employees of the Business as Purchaser may reasonably request. The Sellers shall not interfere with the efforts of Purchaser to cause such employees to accept any offers of employment by Purchaser and shall not make any competing offer of continued employment to any individual whom Purchaser desires to employ in the Business. The Sellers shall be liable for any liability or obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") with respect to employees of the Business (and their eligible dependents) arising in connection with their termination of employment with the Sellers.

   (b)   Purchaser agrees to reimburse the Sellers for the severance payments actually made by the Sellers to any employee of the Business on the date hereof under the 2003 Corporate Reorganization Severance Program, as in effect on the date hereof, where such payment obligation arises as a result of such employee not accepting employment by Purchaser following an offer by Purchaser in accordance Section 8.9(a) above (the "Reimbursement Obligation"). Notwithstanding the foregoing, (i) Purchaser shall not be responsible for any severance payments made by the Sellers to (x) any employees who are parties to a Severance Agreement set forth on Section 6.25 of the Disclosure Schedule or (y) employees who are classified within cost center 6199 and (ii) the Reimbursement Obligation shall be limited to $2,730,000, reduced to reflect the actual tax benefit, if any, to the Sellers of such severance payments.

   Section 8.10   Non-Competition. (a) Subject to Section 8.10(b), for a period of 12 years after the Closing Date, the Sellers shall not, and will cause their Affiliates not to, directly or indirectly:

          (i)   provide any pharmacy services to (A) any nursing home, assisted living facility or other long-term care facility or (B) to the residents of any such facility (the "LTC Pharmacy Services");

          (ii)   provide (A) any home oxygen therapy or home infusion therapy services within 75 miles of Whippany, New Jersey or (B) any mail order pharmacy services involving the sale or delivery of drugs or supplies for the treatment of diabetes (the "Specialty Pharmacy Services" and, together with the LTC Pharmacy Services, the "Services"); or

          (iii)   induce or attempt to induce any Person to cease purchasing Services from the Business (each of the activities in clauses (i), (ii) and (iii), a "Prohibited Activity").

   For the avoidance of doubt, nothing contained in this Section 8.10 shall limit the activities of any individual acting in his individual capacity and not as an employee, agent or otherwise on behalf of the Sellers or their respective Affiliates.

   (b)   Notwithstanding anything to the contrary set forth in Section 8.10(a), this Section 8.10 shall not prohibit the Sellers or any of their Affiliates from:

          (i)   engaging in the business currently conducted by SunPlus Home Health Services, Inc., a California corporation, or Americare Health Services Corp., a Delaware corporation, provided that neither business shall provide any LTC Pharmacy Services; or

          (ii)   operating any pharmacy business within any acute care or rehabilitation hospital, provided that such pharmacy business shall not provide any LTC Pharmacy Services.

   (c)   Purchaser shall use commercially reasonable efforts to notify the Sellers promptly after it learns that Sellers or their Affiliates are engaged, or propose to engage, in a Prohibited Activity. Sellers and their Affiliates shall have an opportunity to cure any breach within 30 calendar days after receipt of notice of such breach.

   Section 8.11   Bulk Sales Laws. The parties hereto hereby waive compliance with the provisions of any applicable bulk sales laws, including, without limitation, Article 6 of the Uniform Commercial Code as it may be in effect in any applicable jurisdiction ("Bulk Sales Laws"). This provision shall not be deemed to in any way limit the indemnity provided for in Article X.

   Section 8.12   No Solicitation.

   (a)   Each of the Sellers will, and will cause its officers, directors, employees, subsidiaries, Affiliates, agents and other representatives to, immediately cease any existing discussions or negotiations with respect to any Alternative Proposal (as defined below) and will not, and will cause such Persons not to, directly or indirectly, encourage, solicit, participate in, initiate or facilitate discussions or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than Purchaser or its directors, officers, employees or other Affiliates) concerning any Alternative Proposal. Each of the Sellers will, and will cause their respective Affiliates to, immediately communicate to Purchaser any such inquiries or proposals regarding an Alternative Proposal, including, without limitation, the terms thereof.

   (b)   "Alternative Proposal" shall mean any of the following involving the Business, the Transferred Assets or the Assumed Liabilities (other than the transactions contemplated by this Agreement): a sale of stock representing at least 15% of the voting power of any of the Sellers or a merger, consolidation, share exchange, business combination or a disposition of material assets of any of the Sellers (or any interest therein) or other similar transaction or any inquiry or proposal relating thereto.

   (c)   Within ten (10) calendar days of the filing of a voluntary bankruptcy petition by a Seller or the entry of an order for relief in respect to an involuntary bankruptcy petition filed against any of the Sellers (a "Bankruptcy Case"), the Sellers, as applicable, shall seek the authorization of the applicable bankruptcy court (the "Bankruptcy Court") to assume and enforce this Agreement, including clause (a) above and without considering overbids, or, in the alternative if the Bankruptcy Court declines to enforce clause (a) above or requires the Sellers to consider overbids, to seek approval of the bidding procedures set forth in clause (d) below (the "Bidding Procedures").

   (d)   The Sellers and their respective Affiliates, recognizing the expenditure of time, energy and resources by Purchaser in connection with the transactions contemplated by this Agreement and the benefit to the Sellers and their respective Affiliates of Purchaser's commitment hereunder as a floor which any potential bidder considering an Alternative Proposal must exceed, shall comply with the following Bidding Procedures:

          (A)   None of the Sellers nor their respective Affiliates shall consider, facilitate, negotiate, accept or consummate any Alternative Proposal unless such Alternative Proposal includes: (1) an executed copy of this Agreement marked to show modifications proposed by the party submitting the Alternative Proposal (the "Bidder"); (2) a good faith deposit in the form of a certified check payable to the order of the Sellers (or such party as the Sellers shall determine) in an amount equal to ten percent (10%) of the proposed purchase price; (3) written evidence of a commitment for financing or other evidence of the ability to consummate the transaction satisfactory to the Sellers, with appropriate contact information for such financing sources; and (4) consideration to be paid for the Transferred Assets that the Sellers can demonstrate is likely to result in an amount that is $1,000,000.00 more than the sum of (w) $90,000,000.00, (x) the face amount of the Assumed Liabilities, (y) the Breakup Fee (as defined below) less any amount previously paid, and (z) the Expense Reimbursement (as defined below) (collectively, the "Purchaser's Credited Proposal").

          (B)   In determining if an Alternative Proposal is superior to the proposal of Purchaser set forth in this Agreement, the Sellers shall consider the: (1) identity of the Bidder; (2) number, type and nature of any changes to this Agreement requested by any Bidder; (3) extent to which the identity of the Bidder or such modifications are likely to delay closing of the transactions contemplated by this Agreement; (4) form and amount of the total consideration to be received by the Sellers; and (5) financial strength of the Bidder.

          (C)   In the event that Purchaser becomes a Bidder and submits an Alternative Proposal, Purchaser shall be credited with, for purposes of comparing it to any other Alternative Proposal, the Breakup Fee and the Expense Reimbursement.

          (D)   Purchaser must approve, in writing, any bidding procedures to be used in connection with the sale, transfer, conveyance, or assignment of any of the Transferred Assets.

          (E)   "Breakup Fee" means a payment in the amount of $10,000,000.00 payable by the Sellers to Purchaser if an Alternative Proposal is accepted, payable within two (2) Business Days of the consummation of any transaction resulting from or constituting an Alternative Proposal (an "Alternative Transaction").

          (F)   "Expense Reimbursement" means a reimbursement by the Sellers to Purchaser of Purchaser's actual out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, professional fees payable by the Sellers to Purchaser if an Alternative Proposal is accepted, payable within two (2) Business Days of the consummation of any transaction resulting from or constituting an Alternative Proposal.

          (G)   All other considerations being equal, the Sellers shall strongly favor this Agreement.

          (H)   Except as otherwise expressly stated herein, the Sellers shall pay the Breakup Fee and any unpaid Expense Reimbursement to Purchaser, in cash, within two (2) Business Days of the consummation of any Alternative Transaction with any Bidder; provided that if Purchaser is the successful Bidder, then the purchase price paid by Purchaser in its Alternative Proposal shall be credited with the Breakup Fee, the Expense Reimbursement and the amount of the Assumed Liabilities, as well as any of the Purchase Price previously paid.

   Section 8.13   Transition Services. The Sellers shall provide the transition services set forth in Section 8.13 of the Disclosure Schedule and such additional transition services as Purchaser may reasonably request. Such services shall be performed in a commercially reasonable manner and be provided at the Sellers' cost of providing such services (without taking into account general overhead charges). The obligations of the Sellers under this Section 8.13 shall terminate four (4) months after the Closing.

   Section 8.14   Post Closing Cooperation. After the Closing, upon reasonable written notice, Purchaser and the Sellers shall furnish or cause to be furnished to each other, such information (to the extent within the control of such party and such disclosure is permitted under applicable Law) relating to the Business, the Transferred Assets or the Assumed Liabilities as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Taxing Authority, the prosecution or defense of any Proceedings related to any Tax Return, and any other financial reporting and accounting matters, or the investigation or defense of claims or Proceedings against Sellers relating to malpractice, false claims, or other aspects of Sellers' operation of the Business.

   Section 8.15   Confidentiality. Information (as defined in the Confidentiality Agreement) shall be kept confidential in accordance with the terms of the Confidentiality Agreement, dated as of November 14, 2002, between SunScript Pharmacy and Purchaser.

   Section 8.16   Letter of Credit.

   (a)   As soon as practicable following execution of this Agreement, but in any event no later than 4:00 p.m. (New York City time) on June 16, 2003, the Sellers shall deliver a fully executed Letter of Credit to Purchaser.

   (b)   The Letter of Credit shall provide that the Purchaser shall have the right to draw upon the Letter of Credit in payment or partial payment of any and all amounts due and owing to the Purchaser Indemnified Parties under this Agreement in respect of (i) the Breakup Fee and (ii) the Expense Reimbursement, irrespective of whether the Bankruptcy Court approves the Bidding Procedures. At the Closing, the Letter of Credit shall be cancelled and returned to Sellers.

   (c)   Valuation Opinion. The Sellers shall promptly engage CIBC or another nationally recognized investment banking firm to perform a valuation of the Transferred Assets and to prepare and deliver a written opinion, to be addressed to the Sellers, as to whether the consideration to be paid by Purchaser pursuant to this Agreement represents the receipt by the Sellers of reasonably equivalent value for the Transferred Assets and is otherwise fair to the Sellers and their Affiliates from a financial point of view (the "Valuation Opinion"). The investment banking firm engaged by the Sellers shall be instructed to perform such valuation and deliver such opinion as promptly as practicable. The Sellers shall pay all fees and expenses of the investment banking firm in connection with such engagement.

   Section 8.17   No Solicitation of Employees. For a period of 18 months after the Closing Date, the Sellers shall not, and will cause their Affiliates not to, directly or indirectly, without the prior consent of Purchaser solicit, employ or Contract with any employee of the Sellers who has accepted employment with Purchaser pursuant to Section 8.9 (each, a "Transferred Employee"); provided, however, that nothing shall prohibit Sellers and their Affiliates from (i) employing any Transferred Employee who contacts any Seller or any of its Affiliates on his or her own initiative without any solicitation by, or on behalf of, Sellers or any of their Affiliates, (ii) employing a former Transferred Employee terminated by Purchaser and (iii) performing, or having performed on its behalf, a general solicitation for employees not specifically focused at the Transferred Employees through the use of media, advertisement, electronic job boards or other general, public solicitations.

   Section 8.18   Post-Closing Use of Sellers' Permits. In the event that any Permit necessary for Purchaser's operation of the Business shall not have been issued to Purchaser as of the Closing, at the request of Purchaser and without additional consideration, Sellers shall execute such powers of attorney, instruments and agreements as Purchaser may reasonably deem necessary to allow Purchaser to utilize Sellers' Permits, to the extent permitted under applicable Law, in Purchaser's operation of the Business, until the issuance of such Permits to Purchaser; provided, that as a condition precedent to any Seller's execution of any such power of attorney, instrument or agreement, Purchaser shall also agree (i) that during the period of Purchaser's use of Seller's Permits thereunder, Purchaser shall operate the Business in accordance with applicable Law, and (ii) that Purchaser shall indemnify Sellers against all Losses arising out of the use of such power of attorney, instrument or agreement in form and substance reasonably acceptable to Sellers; and provided, further, that Seller shall have no obligation under this section and Purchaser shall not be entitled to submit claims under any provider agreement Permit of Sellers pursuant to any such power of attorney, instrument or agreement unless and until Purchaser shall have provided Sellers with confirmation, satisfactory to Seller's counsel from the applicable Governmental Authority responsible for payment of such claims and any other regulatory authority with jurisdiction over such claims to the effect that such action is permissible. Nothing in this Section 8.18 shall affect Purchaser's other rights under this Agreement.

ARTICLE IX

TERMINATION

   Section 9.1   Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (such date, the "Termination Date"):

   (a)   by mutual written consent of each of the Sellers and Purchaser;

   (b)   by any of the Sellers or Purchaser if:

          (i)   a Governmental Authority shall have issued an injunction, order, decree or ruling or taken any other action (which injunction, order, decree or ruling the parties hereto shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such injunction, order, decree, ruling or other action shall have become final and nonappealable; or

          (ii)   the Closing shall not have occurred on or before August 15, 2003 or such later date as may have been agreed upon in writing by the parties hereto (the "Outside Date");

   provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have taken any action that would cause it to be in breach of any of its representations, warranties or covenants set forth in this Agreement, except to the extent that the breach or breaches would not be reasonably likely to have, individual or in the aggregate, to have a Material Adverse Effect; or

   (c)   by Purchaser:

          (i)   if the Letter of Credit, in a form satisfactory to Purchaser in its sole discretion, shall not be delivered to Purchaser by 4:00 p.m., New York City time, on June 16, 2003;

          (ii)   at any time during the period ending 10 calendar days following the date of this Agreement, upon written notice to Sellers, if Purchaser shall determine, in its sole discretion, to terminate this Agreement based upon the due diligence review undertaken by Purchaser in connection with the transactions contemplated by this Agreement;

          (iii)   at any time during the period ending 10 calendar days following the date of this Agreement, upon written notice to Sellers, if the Board of Directors of Purchaser shall not have authorized and approved this Agreement and the transactions contemplated hereby; or

          (iv)   upon written notice to Sellers if any event occurs or condition exists such that one or more conditions to the obligations of Purchaser to consummate the Closing contemplated by this Agreement as set forth in Sections 5.3 or 5.4 would not be satisfied;.

   (d)   by the Sellers upon written notice to Purchaser if any event occurs or condition exists such that one or more conditions to the obligations of the Sellers to consummate the Closing contemplated by this Agreement as set forth in Sections 5.3 or 5.5 would not be satisfied.

   Section 9.2   Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated by this Agreement pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate (subject to the provisions of this Section 9.2) and the transactions contemplated by this Agreement shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

   (a)   each party will redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution hereof, to the party furnishing the same;

   (b)   all confidential information received by Purchaser with respect to the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement; and

   (c)   this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of Sections 8.12(d), 8.16, 9.2, 11.2, 11.3, 11.7 and 11.11 and Article X hereof.

ARTICLE X

SURVIVAL; INDEMNIFICATION

   Section 10.1   Survival of Indemnification Rights. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Sellers and Purchaser contained herein shall survive the Closing and remain in full force and effect for a period of two (2) years following the Closing Date and, if a claims notice has been provided by such date, shall remain in full force and effect until final resolution thereof; provided, however, that the representations contained in Section 6.14 (Title to Assets), Section 6.23 (Environmental) and Section 6.26 (Taxes) shall survive and remain in full force and effect, in the case of Section 6.14, indefinitely and, in the case of Section 6.23, for a period of three (3) years following the Closing Date, and, in the case of Section 6.26, until thirty (30) calendar days after the expiration of the applicable statute of limitations (including any extension thereof). The covenants and agreements of the Sellers and Purchaser contained in this Agreement shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely. Except as set forth in Section 9.2(c) hereof, the provisions of this Article X shall survive for so long as any other Section of this Agreement shall survive. None of the Closing, Purchaser's waiver of any condition to the Closing or Purchaser's knowledge of any breach prior to the Closing, shall constitute a waiver of any of the rights Purchaser may have hereunder.

   Section 10.2   Indemnification Obligations.

   (a)   Seller Indemnification. The Sellers shall jointly and severally indemnify, defend and hold harmless Purchaser and any parent, subsidiary, Affiliate, director, officer or agent of Purchaser, and their respective successors and permitted assigns (all of the foregoing are collectively referred to as the "Purchaser Indemnified Parties") from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all losses, liabilities, demands, claims, actions or causes of action, costs, damages (other than consequential, special or punitive damages), judgments, debts, settlements, assessments, deficiencies, taxes, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third party, including, without limitation, interest, penalties, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses") which any such party may suffer, sustain or become subject to, as a result of, in connection with, or relating to:

          (i)   any inaccuracy in, or breach of, any representation made by the Sellers under this Agreement or any Collateral Agreement;

          (ii)   any material breach of any covenant or agreement on the part of the Sellers under this Agreement or any other Collateral Agreement;

          (iii)   any successful action, demand, proceeding, investigation or claim by any third party (including, without limitation, governmental agencies) to the extent it arises out of the activities of the Sellers or their Affiliates in connection with the Transferred Assets or the Business on or prior to the Closing Date;

          (iv)   any applicable Bulk Sales Laws to the extent such laws require compliance by the Sellers or their respective Affiliates;

          (v)   any fees, expenses or other payments incurred or owed by the Sellers to any agent, broker, investment banker or other firm or Person retained or employed by the Sellers or their Affiliates in connection with the transactions contemplated by this Agreement; or

          (vi)   the Retained Liabilities.

   (b)   Purchaser Indemnification. Purchaser shall indemnify, defend and hold harmless the Sellers and any parent, subsidiary, Affiliate, director, officer or agent of the Sellers, and their respective successors and permitted assigns (all of the foregoing are collectively referred to as the "Seller Indemnified Parties" and, together with each of Purchaser Indemnified Parties, each an "Indemnified Party") from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all Losses which any such party may suffer, sustain or become subject to, as a result of, in connection with, or relating to or by virtue of:

          (i)   any inaccuracy in, or breach of, any representation made by Purchaser under this Agreement or any Collateral Agreement;

          (ii)   any material breach of any covenant or agreement on the part of Purchaser under this Agreement or any other Collateral Agreement;

          (iii)   any successful action, demand, proceeding, investigation or claim by any third party (including, without limitation, governmental agencies) to the extent it arises out of the activities of Purchaser or its Affiliates in connection with the Transferred Assets or the Business at any time after the Closing Date;

          (iv)   any fees, expenses or other payments incurred or owed by Purchaser to any agent, broker, investment banker or other firm or Person retained or employed by Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement;

          (v)   any applicable Bulk Sales Laws to the extent such laws require compliance by Purchaser; or

          (vi)   the Assumed Liabilities.

   Section10.3   Indemnification Procedure.

   (a)   If an Indemnified Party intends to seek indemnification pursuant to this Article X, such Indemnified Party shall promptly notify (i) in the case of the Seller Indemnified Parties, Purchaser (the "Purchaser Indemnifying Party") and (ii) in the case of the Purchaser Indemnified Parties, the Sellers (the "Seller Indemnifying Parties" and, together with the Purchaser Indemnifying Party, each an "Indemnifying Party") in writing of such claim. The Indemnified Party will provide the Indemnifying Party with prompt notice of any third party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

   (b)   If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within thirty (30) calendar days after receipt of such notice and upon notice to the Indemnified Party, assume, through counsel of their own choosing and at their own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with them in connection therewith; provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by it. If the Indemnified Party reasonably determines that representation by the Indemnifying Party's counsel of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interests, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party's counsel. Notwithstanding anything in this Section 10.3 to the contrary, no Indemnifying Party may, without the written consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Indemnifying Party's consent, such consent not to be unreasonably withheld. If the Indemnified Party is not contesting such claim in good faith, then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

   Section 10.4   Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article X shall be (a) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase), (b) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence of payment of any such indemnified amount. The net Tax cost and net Tax benefit shall be calculated as of the present value of such cost or benefit when, in the reasonable judgment of the parties, such cost or benefit is likely to be incurred or realized.

   Section 10.5   Tax Treatment of Indemnification and Other Payments. For all Tax purposes, Purchaser and the Sellers agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement and any payment under Section 4.3 (to the extent not treated as interest) or Section 4.4 hereof as an adjustment to the Purchase Price unless a determination (as defined in Section 1313(a) of the Code) provides otherwise.

   Section 10.6   Relation of Indemnity to Post-Closing Payment. The amount of the Post-Closing Payment shall be reduced by any amount that has been determined by a court of final jurisdiction to be owing hereunder by the Seller Indemnifying Parties to any Purchaser Indemnified Party at such time. The rights of any Purchaser Indemnified Party under the preceding sentence are in addition to any other rights and remedies that such Purchaser Indemnified Party may have under this Agreement. Each Seller acknowledges and agrees that its obligations to Purchaser under this Agreement, including the Adjustment or this Article X, are not limited to the amount of the Post-Closing Payment.

   Section 10.7   Indemnification Amounts. Notwithstanding any provision to the contrary contained in this Agreement:

   (a)   The Sellers shall not be obligated to indemnify Purchaser for any Losses incurred by Purchaser to the extent they are the result of any breach of any representation or warranty of the Sellers unless and until the dollar amount of all Losses incurred by Purchaser as a result of any breach of any representation or warranty of the Sellers shall equal in the aggregate $450,000 (the "Deductible Amount"), in which case the Sellers will be obligated to indemnify Purchaser for the total amount of Losses in excess of the Deductible Amount incurred by Purchaser as a result of any breach of any representation or warranty of the Sellers.

   (b)   Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate amount payable pursuant to this Article X to Purchaser or the Sellers, as the case may be, as a result of any breach of any representation or warranty of the Sellers or Purchaser, as applicable, shall not exceed $45,000,000.

   Section 10.8   Exclusive Remedy. Following the Closing, the provisions of this Article X shall be the exclusive remedy for the matters covered hereby; provided that, nothing herein shall relieve any party from any liability for fraud.

ARTICLE XI

MISCELLANEOUS PROVISIONS

   Section 11.1   Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

                            (a)   If to Purchaser, to:

        Omnicare, Inc.
        100 East RiverCenter Boulevard
        Covington, Kentucky 41011
        Telecopy: 857-392-3360
        Attention: President and Chief Executive Officer

        with a copy to:

        Dewey Ballantine LLP
        1301 Avenue of the Americas
        New York, New York 10019
        Telecopy: 212-259-6333
        Attention: Morton A. Pierce

      (b)   If to the Sellers, to:

                Sun HealthCare Group, Inc.
                18831 Von Karman, Suite 400
                Irvine, California 92612
                Telecopy: 505-468-4747
                Attention: President
                General Counsel

                with a copy to:

                O'Melveny & Myers LLP
                114 Pacifica, Suite 100
                Irvine, California 92618-3315
                Telecopy: 949-737-2300
                Attention: J. Jay Herron

      or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

   Section 11.2   Expenses. Except as otherwise expressly provided herein, each party hereto will pay any expenses incurred by it incident to this Agreement and the Collateral Agreements and in preparing to consummate and consummating the transactions provided for herein and therein.

   Section 11.3   Successors and Assigns.

   (a)   No party to this Agreement may assign any of its rights, interests, liabilities or obligations under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Notwithstanding anything to the contrary in this Section 11.3, upon written notice to Sellers, Purchaser shall be permitted to assign this Agreement and the rights and obligations under it to a wholly owned direct or indirect subsidiary of Purchaser; provided, however, that, in the event of any such assignment, Purchaser shall remain liable in full for the performance of its obligations hereunder.

   (b)   Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

   Section 11.4   Waiver. Purchaser may, by written notice to the Sellers, and the Sellers may, by written notice to Purchaser, (a) extend the time for performance of any of the obligations of the other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other party contained in this Agreement or (d) waive or modify performance of any of the obligations of the other party under this Agreement; provided, however, that no such party may, without the prior written consent of the other party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

   Section 11.5   Entire Agreement; Disclosure Schedule. This Agreement, which includes the Disclosure Schedule and exhibits hereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated by this Agreement and constitutes the entire agreement by and among the parties hereto. The Disclosure Schedule shall be in writing and need not be attached to each copy of this Agreement.

   Section 11.6   Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Purchaser and the Sellers to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties.

   Section 11.7   Applicable Law; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles. Each of the parties hereby waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement or any Collateral Agreements and the transactions contemplated hereby and thereby.

   Section 11.8   Execution in Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

   Section 11.9   Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

   Section 11.10   Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Sellers on the one hand and Purchaser on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement, and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

   Section 11.11   Publicity. As soon as practicable after the Sellers' delivery of the Letter of Credit to Purchaser pursuant to Section 8.16(c) and as soon as practicable after the Closing, a joint press release, in such form as mutually agreed by the parties hereto, shall be issued by the parties hereto. No other publicity regarding the transactions contemplated by this Agreement shall be made without the prior written approval of the parties hereto, except as may be required by applicable Law upon the advice of counsel.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OMNICARE, INC.

By:
     Name:
     Title:

SUNSCRIPT PHARMACY CORPORATION

By:
     Name:
     Title:

FIRST CLASS PHARMACY, INC.

By:
     Name:
     Title:

ADVANTAGE HEALTH SERVICES, INC.

By:
     Name:
     Title:

HOMED CONVALESCENT EQUIPMENT, INC.

By:
     Name:
     Title:

SUNSCRIPT MEDICAL SERVICES, INC.

By:
     Name:
     Title:

Joinder

   Sun Healthcare Group, Inc., a Delaware corporation ("SHG"), hereby joins and agrees to be bound by, jointly and severally with the Sellers, in the following provisions of this Asset Purchase Agreement (the "Agreement"): (a) Sections 8.6, 8.10 and 8.12 hereof and (b) the obligations of the Sellers set forth in Article X hereof. Accordingly, SHG hereby accepts and agrees to be bound by the covenants set forth in Sections 8.6, 8.10 and 8.12 hereof and the covenants of the Sellers set forth in Article X hereof. In furtherance thereof, SHG represents and warrants as of the date hereof as follows: (a) SHG is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) SHG has all necessary corporate power and authority to execute, deliver and perform its obligations under this Joinder; (c) the execution, delivery and performance of this Joinder by SHG have been duly and validly authorized by all necessary corporate action on the part of SHG; and (d) this Joinder constitutes the legally valid and binding obligation of SHG, enforceable against SHG subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity.

   IN WITNESS WHEREOF, SHG has caused this Joinder to be executed by its duly authorized officer as of the day and year first above written.

SUN HEALTHCARE GROUP, INC.

By: ______________________________
     Name:
     Title:

EXHIBIT A

DEFINITIONS

   "Adjustment Credit" shall mean (i) the Credit Amount attributable to each Seller Facility that is or was Divested and with respect to which a Qualifying Successor Operator thereafter executes a Qualifying Pharmacy Contract, multiplied by (ii) the number of months in the initial term of the Qualifying Pharmacy Contract executed by such Qualifying Successor Operator.

   "Affiliate" shall mean with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with that Person. For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by contract or otherwise.

   "Bankruptcy Reduction" shall mean (i) the Proportionate Amount attributable to each Rejected Facility Contract multiplied by (ii) the Maximum Post-Closing Payment.

   "Bankruptcy Code" shall mean Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.

   "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

   "Code" shall mean the Internal Revenue Code of 1986, as amended.

   "Collateral Agreements" shall mean the Bill of Sale, Assumption Agreement and the other assignment or transfer documents delivered at the Closing (excluding the Individual Pharmacy Services Agreements).

   "Consent" shall mean any consent, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

   "Contract" shall mean any note, bond, mortgage, indenture, contract, agreement, lease, purchase order, sales order, arrangement or other commitment to which any Seller is a party or by which any Seller or by which any of the Transferred Assets are bound.

   "Contract Non-Performance Reduction" shall mean any damages to which Purchaser (or any of its direct or indirect subsidiaries to which a Facility Contract is assigned) would be entitled as a result of the default in performance by SunScript Pharmacy or any of its Affiliates under any Facility Contract (including, without limitation, any payment default) from and after the date hereof until the second anniversary of the Closing Date.

   "Credit Amount" attributable to each Seller Facility shall mean the dollar amount set forth in column (9) of Exhibit E hereto opposite the name of such Seller Facility.

   "Divest" means the occurrence of any Divestment.

   "Divestment" means any event or circumstance which results in a Seller Facility no longer being owned, leased, managed or otherwise operated by SHG or any of its Affiliates in substantially the same manner as such Seller Facility is represented to be owned, leased, managed or otherwise operated in Section 6.28 of the Disclosure Schedule, including, without limitation, the sale of a Seller Facility, the termination or expiration of any lease or management agreement pursuant to which SHG or any of its Affiliates leases or manages a Seller Facility (including any such termination by the landlord or owner of the Seller Facility) and the discontinuance of any Seller Facility's operation as the type of nursing facility, assisted living facility or other healthcare facility listed in Section 6.28 of the Disclosure Schedule.

   "Facility Change-in-Control Reduction" shall mean (i) the Proportionate Amount attributable to the Facility Contract for each Retained Seller Facility as to which a Divestment occurs from and after the date hereof until the second anniversary of the Closing Date multiplied by (ii) the Maximum Post-Closing Payment.

   "Facility Contract" means a Contract between SHG or any of its Affiliates, on the one hand, and the Sellers, on the other hand, that relates to the provision of goods or services to a Retained Seller Facility or the residents thereof as part of the Business and is assigned to Purchaser as an Assumed Contract, as such Contract may be amended, supplemented or replaced from time to time.

   "GAAP" shall mean U.S. generally accepted accounting principles as in effect from time to time.

   "Governmental Authority" shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court or tribunal.

   "HSR Act" shall mean Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   "knowledge" shall mean (i) with respect to the Sellers, the actual knowledge of Rick Matros, Steven Roseman, Kevin Pendrgest, Jennifer Botter, Michael Berg and John Driscoll and the knowledge such persons would have after due inquiry and (ii) with respect to Purchaser, the actual knowledge of Joel F. Gemunder, David W. Froesel, Jr. and Tracy Finn and the knowledge such persons would have after due inquiry.

   "Laws" shall mean all federal, state, local or foreign laws, orders, writs, injunctions, decrees, ordinances, stipulations, statutes, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority.

   "Liens" shall mean all mortgages, liens, claims, charges, pledges, or other encumbrances of any nature whatsoever, including, without limitation, collateral security arrangements, pledges, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

   "LTC Affiliates" shall mean the entities set forth in Schedule II.

   "Manager" means, with respect to any Person, any officer, director, general partner, or owner of such Person, any other Person having material managerial duties with respect to such Person, and any other individual who otherwise has any direct or indirect influence over such Person's selection of a pharmacy provider.

   "Material Adverse Effect" shall mean a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise), results of operations of the Business, the Transferred Assets or Assumed Liabilities, individually or taken as a whole or (ii) the timely consummation of the transactions contemplated by this Agreement, but shall exclude any effect resulting or arising from (A) any change in any Law or interpretation thereof, (B) any change in the economic conditions affecting the United States generally or (C) any actions taken by Purchaser or any of its Affiliates, except to the extent that such Actions shall be required by Law or the terms of this Agreement or shall have been requested by any of the Sellers or any of their Affiliates.

   "Permits" shall mean all permits, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authority that are used in the Business or are necessary in connection with the ownership, operation or other use of any of the Business or the Transferred Assets, including, without limitation, all provider agreements and other authorizations necessary for the Business to obtain reimbursement under the Medicare program, each state Medicaid program and all other governmental reimbursement programs under which the Business has obtained reimbursement since January 1, 2003.

   "Permitted Liens" shall mean (i) Liens for Taxes which are not due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Sellers' books in accordance with GAAP, (ii) mechanic's, materialmen's, landlord's and similar Liens and (iii) the Liens set forth on the attached Schedule I.

   "Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, Governmental Authority or other entity.

   "Proportionate Amount" attributable to each Facility Contract shall be the percentage set forth in column (7) of Exhibit E hereto opposite the name of the Retained Seller Facility to which such Facility Contract applies.

   "Qualifying Pharmacy Contract" shall mean, with respect to any Seller Facility which is Divested, a contract for the provision of pharmacy goods and services to such Seller Facility entered into between a Qualifying Successor Operator of such Seller Facility and (i) for such contracts entered into prior to the Closing Date, the applicable Seller which serviced such Seller Facility before it was Divested, or (ii) for such contracts entered into after the Closing Date, Purchaser or one of its subsidiaries, and which (a) contains customary and usual terms (including pricing, payment terms and service obligations consistent with those provided by the Sellers prior to the date of this Agreement to customers other than the Seller Facilities), (b) has an initial term of at least one year, (c) does not provide for early termination except for breach, and (d) if entered into by a Seller, is assigned to Purchaser (or any of its direct or indirect subsidiaries as Purchaser may designate) pursuant to the Assumption Agreement, with any necessary consents to the assignment thereof having been obtained.

   "Qualifying Successor Operator" means a Person (i) which operates (by virtue of ownership, a lease, or a management agreement) a Seller Facility after it is Divested, (ii) which, taken together with its Affiliates and its and its Affiliates' Managers, has no direct or indirect financial relationship with any Seller Related Person (including, without limitation, any direct or indirect debt or equity interest of any Seller Related Person in such Person, any of its Affiliates, or any of their respective Managers), as reasonably determined by Purchaser, (iii) which, taken together with its Affiliates and its and its Affiliates' Managers, does not receive from any Seller Related Person, directly or indirectly, any consideration, remuneration or benefit of any kind whatsoever as a direct or indirect consequence of entering into a pharmacy contract with respect to which an Adjustment Credit might otherwise apply, and (iv) as to which Sellers shall have timely delivered the certificate required under Section 4.2(e); provided, however, that with respect to any Retained Seller Facility as to which a Change-in-Control Reduction applies, if any Seller or Seller Affiliate operates such Retained Seller Facility after it is Divested, such Seller or Seller Affiliate shall be deemed a Qualifying Successor Operator of such Retained Seller Facility without regard to the foregoing clauses (ii) and (iii).

   "Reductions" shall mean, collectively, the Bankruptcy Reductions, Facility Change-in-Control Reductions and Contract Non-Performance Reductions.

   "Rejected Facility Contract" shall mean any Facility Contract that is rejected or modified by SunScript Pharmacy or any of its Affiliates from and after the date hereof until the second anniversary of the Closing Date pursuant to the rights of SunScript Pharmacy or any of its Affiliates under the Bankruptcy Code.

   "Seller Facilities" shall mean any health care facility owned, operated, leased or managed by SunScript Pharmacy or any of its Affiliates, including, without limitation, all such nursing care facilities, assisted living facilities, independent living facilities, group houses, correctional facilities, mental health facilities, hospitals and home healthcare companies.

   "Seller Related Person" means the Sellers, their respective Affiliates, and Sellers' and their Affiliates' respective shareholders, lenders, officers, directors, and other personnel having material operational responsibility with respect thereto.

   "Seller Senior Lenders" shall mean, collectively, (a) Heller Healthcare Finance, Inc., in its capacity as collateral agent, and Citicorp USA, Inc., in its capacity as administrative agent under that certain Loan and Security Agreement entered into as of February 28, 2002 by and between certain lenders and, among others, the Sellers and (b) Dallas Lease & Finance, L.P., in its capacity as successor Administrative Agent under that certain Term Loan and Note Purchase Agreement entered into as of February 28, 2002 by and between certain lenders and, among others, the Sellers.